Filed pursuant to Rule 424(b)(3)
Registration No. 333-192219

The information in this preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933, as amended, and is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell nor do they seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated July 1, 2014

Preliminary Prospectus Supplement

(To prospectus dated November 8, 2013)

Anadarko Petroleum Corporation

$             % Senior Notes due 2024

$             % Senior Notes due 2044

We are offering $         aggregate principal amount of our     % Senior Notes due 2024 (the “2024 notes”) and $         aggregate principal amount of our     % Senior Notes due 2044 (the “2044 notes” and, together with the 2024 notes, the “notes”). We will pay interest on the 2024 notes on each             and             , beginning on                     , 2015. We will pay interest on the 2044 notes on each             and             , beginning on                     , 2015. The notes will be issued only in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

The notes will be our senior unsecured obligations and will rank equally with all of our other existing and future senior indebtedness that is not specifically subordinated to the notes, will be effectively subordinated to all of our future secured indebtedness and will be structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries.

We may, at our option, at any time and from time to time, redeem either series of the notes, in whole or in part, prior to their maturity as described herein under “Description of the notes—Optional redemption.” There are no sinking funds for the notes.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-8 of this prospectus supplement and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per 2024 note	Total 2024 notes	Per 2044 note	Total 2044 notes
Initial price to public(1)%		$	%	$
Underwriting discounts and commissions	%	$	%	$
Proceeds before expenses to Anadarko	%	$	%	$

(1)	Plus accrued interest, if any, from , 2014.

The notes will not be listed on any securities exchange. Currently, there is no public market for the notes. Delivery of the notes, in book-entry form, will be made on or about                     , 2014.

Joint Book-Running Managers

Barclays	BofA Merrill Lynch	Deutsche Bank Securities

The date of this prospectus is                     , 2014

It is important for you to read and consider all information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus and other offering material related to the notes in making your investment decision. You should also read and consider the information in the documents to which we have referred you in “Where you can find more information” in this prospectus supplement and in the accompanying prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus prepared by us or on our behalf relating to this offering of notes. We have not, and the underwriters have not, authorized anyone to provide you with information that is different. We and the underwriters are offering to sell the notes, and seeking offers to buy the notes, only in jurisdictions where such offers and sales are permitted. Neither the delivery of this prospectus supplement and the accompanying prospectus, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date of this prospectus supplement, or that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate at any date other than the date on the cover page of those documents.

Page
Prospectus supplement

About this prospectus supplement	S-ii
Forward-looking statements	S-ii
Summary	S-1
Ratio of earnings to fixed charges	S-7
Risk factors	S-8
Use of proceeds	S-11

Description of Capital Stock	24
Description of Depositary Shares	28
Plan of Distribution	30
Legal Matters	32
Experts	32

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is a supplement to the accompanying prospectus. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under the shelf process, we may, from time to time, issue and sell to the public any combination of the securities described in the accompanying prospectus up to an indeterminate amount, of which this offering is a part.

This prospectus supplement describes the specific terms of the notes we are offering and certain other matters relating to us. The accompanying prospectus gives more general information about securities we may offer from time to time, some of which does not apply to the notes we are offering. Generally, when we refer to the prospectus, we are referring to this prospectus supplement combined with the accompanying prospectus. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

The statements in this prospectus supplement and the accompanying prospectus pertaining to the content of any contract, agreement or other document that is an exhibit to the registration statement necessarily are summaries of their material provisions, and we qualify them in their entirety by reference to those exhibits for complete statements of their provisions.

FORWARD-LOOKING STATEMENTS

We have made in this prospectus supplement and in the reports and documents incorporated by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, concerning our operations, economic performance and financial condition. These forward-looking statements include, among other things, information concerning future production and reserves, schedules, plans, timing of development, contributions from oil and gas properties, marketing and midstream activities and also include those statements preceded by, followed by, or that otherwise include the words “may,” “could,” “believes,” “expects,” “anticipates,” “intends,” “estimates,” “projects,” “target,” “goal,” “plans,” “objective,” “should,” “would,” “will,” “potential,” “continue,” “forecast,” “future,” “likely,” “outlook,” or similar expressions or variations on such expressions. For such statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will be realized. We undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

These forward-looking statements involve risk and uncertainties. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, the following risks and uncertainties:

•	our assumptions about energy markets

•	production and sales volume levels

•	reserves levels

•	operating results

•	competitive conditions

•	technology

S-ii

•	availability of capital resources, levels of capital expenditures, and other contractual obligations

•	supply and demand for, the price of, and the commercialization and transporting of natural gas, crude oil, natural gas liquids (NGLs), and other products or services

•	volatility in the commodity-futures market

•	weather

•	inflation

•	availability of goods and services, including unexpected changes in costs

•	drilling risks

•	future processing volumes and pipeline throughput

•	general economic conditions, either internationally or nationally or in the jurisdictions in which we or our subsidiaries are doing business

•	our inability to timely obtain or maintain permits, including those necessary for drilling and/or development projects

•	legislative or regulatory changes, including retroactive royalty or production tax regimes; hydraulic-fracturing regulation; deepwater drilling and permitting regulations; derivatives reform; changes in state, federal, and foreign income taxes; environmental regulation; environmental risks; and liability under federal, state, foreign, and local environmental laws and regulations

•	ability of BP Exploration & Production Inc. (BP) to meet its indemnification obligations to us for Deepwater Horizon events, including, among other things, damage claims arising under the Oil Pollution Act of 1990, claims for natural resource damages and associated damage-assessment costs, and any claims arising under the Operating Agreement for the Macondo well, as well as the ability of BP Corporation North America Inc. and BP p.l.c. to satisfy their guarantees of such indemnification obligations

•	impact of remaining claims related to the Deepwater Horizon events, including, but not limited to, fines, penalties, and punitive damages against us, for which we are not indemnified by BP

•	current and potential legal proceedings, or environmental or other obligations related to or arising from Tronox Incorporated (Tronox)

•	civil or political unrest or acts of terrorism in a region or country

•	creditworthiness and performance of our counterparties, including financial institutions, operating partners, and other parties

•	volatility in the securities, capital, or credit markets and related risks such as general credit, liquidity, and interest-rate risk

•	our ability to successfully monetize select assets, repay our debt, and the impact of changes in our credit ratings

•	disruptions in international crude oil cargo shipping activities

S-iii

•	physical, digital, internal, and external security breaches

•	supply and demand, technological, political, and commercial conditions associated with long-term development and production projects in domestic and international locations

•	other factors discussed below and elsewhere in “Risk Factors” and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Estimates” included in our Annual Report on Form 10-K for the year ended December 31, 2013, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, and in our other public filings, press releases, and discussions with management

S-iv

SUMMARY

This summary does not contain all of the information that is important to you. You should read carefully the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference for a more complete understanding of this offering. You should read “Risk factors” beginning on page S-8 of this prospectus supplement and “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, for more information about important risks that you should consider before making a decision to purchase notes in this offering.

“Our,” “we,” “us” and “Anadarko” as used in this prospectus supplement and the accompanying prospectus refer solely to Anadarko Petroleum Corporation and its subsidiaries, unless otherwise indicated or the context otherwise requires.

The “Description of the notes” section of this prospectus supplement contains more detailed information about the terms and conditions of the notes.

Anadarko Petroleum Corporation

General

Anadarko Petroleum Corporation is among the world’s largest independent exploration and production companies, with 2.8 billion barrels of oil equivalent of proved reserves as of December 31, 2013.

Our mission is to deliver a competitive and sustainable rate of return to shareholders by developing, acquiring, and exploring for oil and natural-gas resources vital to the world’s health and welfare. Our asset portfolio is aimed at delivering long-term value to stakeholders by combining a large inventory of development opportunities in the U.S. onshore with high-potential worldwide offshore exploration and development activities.

Our asset portfolio includes U.S. onshore resource plays in the Rocky Mountains area, the southern United States, the Appalachian basin, and Alaska. We are also among the largest independent producers in the deepwater Gulf of Mexico, and have production and exploration activities worldwide, including activities in Algeria, Mozambique, Ghana, Brazil, Kenya, Côte d’Ivoire, Liberia, Sierra Leone, New Zealand, Colombia, South Africa, and other countries.

We are committed to producing energy in a manner that protects the environment and public health. Our focus is to deliver resources to the world while upholding our core values of integrity and trust, servant leadership, people and passion, commercial focus, and open communication in all business activities.

Our business segments are managed separately due to distinct operational differences and unique technology, distribution, and marketing requirements. Our three reporting segments are as follows:

Oil and gas exploration and production—This segment explores for and produces natural gas, crude oil, condensate, and natural gas liquids (NGLs), and plans for the development and operation of our liquefied natural gas (LNG) project.

Midstream—This segment engages in gathering, processing, treating, and transporting Anadarko and third-party oil, natural-gas, and NGLs production. We own and operate gathering, processing, treating, and transportation systems in the United States for natural gas, crude oil, and NGLs.

Marketing—This segment sells much of our production, as well as third-party purchased volumes. We actively market oil, natural gas, and NGLs in the United States; oil from Algeria and Ghana; and anticipated LNG production from Mozambique.

For a further description of our business, properties and operations, you should read our Annual Report on Form 10-K for the year ended December 31, 2013, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, which are each incorporated by reference into this prospectus supplement.

Our principal executive offices are located at 1201 Lake Robbins Dr., The Woodlands, Texas 77380, and our telephone number is (832) 636-1000. We maintain a website on the Internet at http://www.anadarko.com. Information that you may find on our website is not part of this prospectus supplement.

Recent developments

On June 17, 2014, Anadarko entered into a credit agreement (the “Five-Year Credit Agreement”) among Anadarko, as borrower, JPMorgan Chase Bank, N.A., as the administrative agent, Wells Fargo Bank, National Association, as syndication agent, Bank of America, N.A., Citibank, N.A., The Royal Bank of Scotland plc and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as co-documentation agents, and the additional lenders party thereto, providing for a five-year senior unsecured revolving credit facility (the “Five-Year Credit Facility”). The aggregate initial commitments of the lenders under the Five-Year Credit Facility are $3.0 billion. The Five-Year Credit Facility contains an uncommitted accordion feature under which the aggregate commitments thereunder can be increased to up to $4.0 billion under certain circumstances.

Also on June 17, 2014, Anadarko entered into a 364-Day revolving credit agreement (the “364-Day Credit Agreement”, and together with the Five-Year Credit Agreement, the “Credit Agreements”) among Anadarko, as borrower, JPMorgan Chase Bank, N.A., as the administrative agent, Wells Fargo Bank, National Association, as syndication agent, Bank of America, N.A., Citibank, N.A., The Royal Bank of Scotland plc and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as co-documentation agents, and the additional lenders party thereto, providing for a 364-Day senior unsecured revolving credit facility (the “364-Day Credit Facility”, and together with the Five-Year Credit Facility, the “Credit Facilities”). The aggregate commitments of the lenders under the 364-Day Credit Facility are $2.0 billion.

The availability of borrowings under the 364-Day Credit Facility and of borrowings and letters of credit under the Five-Year Credit Facility is subject to the satisfaction of certain customary conditions precedent and the following:

•	The administrative agent shall have received evidence reasonably satisfactory to it that all amounts owing under Anadarko’s $5.0 billion five-year senior secured revolving credit facility have been repaid in full, all commitments thereunder have been terminated or cancelled and all liens associated therewith have been released or terminated, subject only to the filing of applicable terminations, releases or assignments;

•	the U.S. District Court for the Southern District of New York shall have (i) entered an order approving the Settlement Agreement, dated April 3, 2014, as amended, modified, supplemented or restated from time to time, by and among the Litigation Trust, the United States (on behalf of certain governmental agencies), and Anadarko, Kerr-McGee Corporation and certain of its subsidiaries (the “Tronox Settlement Agreement”); and (ii) issued an injunction barring certain third-party claims; and

•	Anadarko shall have paid the Settlement Proceeds (as defined in the Tronox Settlement Agreement) when due pursuant to the terms of the Tronox Settlement Agreement.

Such conditions precedent must be satisfied or waived by the requisite lenders under each Credit Facility by December 1, 2014, or the commitments under such Credit Facility will terminate. If such conditions are not satisfied or waived prior to October 15, 2014, ticking fees will accrue on the aggregate commitments under each Credit Facility from such date until the availability date thereof or the date of termination of the commitments thereunder. These ticking fees will vary depending on Anadarko’s credit ratings.

The Five-Year Credit Facility will mature on the fifth anniversary of the availability date thereunder, while the 364-Day Credit Facility will mature on the 364th day after the availability date thereunder.

Borrowings under the Credit Facilities generally will bear interest under one of two rate options, at Anadarko’s election, at either LIBOR (or EURIBOR in the case of borrowings under the Five-Year Credit Facility denominated in Euro) or an alternate base rate, in each case plus an applicable margin. This applicable margin will vary depending on Anadarko’s credit ratings.

Following the availability date of each Credit Facility, Anadarko will be required to pay a facility fee on the aggregate commitments under each Credit Facility regardless of use, at the rate described above with respect to ticking fees.

The Five-Year Credit Facility contains a sublimit of $750 million for the issuance of letters of credit, $600 million of which has been committed to by the initial issuing lenders thereunder, and a $1.0 billion sublimit for borrowings denominated in Euro, Pounds Sterling or Yen.

The proceeds from the Credit Facilities may be used by Anadarko and its subsidiaries (other than Western Gas Equity Partners, LP, Western Gas Partners, LP and their respective subsidiaries) for general corporate purposes.

The Credit Agreements provide for certain affirmative and negative covenants, including a financial covenant requiring maintenance of a consolidated indebtedness to total capitalization ratio of no greater than 65%, limitations on certain secured indebtedness, limitations on sale and leaseback transactions and limitations on mergers and other fundamental changes. In addition, each Credit Agreement contains customary representations, warranties and events of default. Upon the occurrence of an event of default, the requisite lenders may terminate the commitments under the applicable Credit Facility and require immediate repayment of all borrowings outstanding thereunder and, in the case of the Five-Year Credit Facility, the cash collateralization of all letters of credit outstanding thereunder. Such termination and acceleration will occur automatically in the event of certain bankruptcy events. Anadarko will not be subject to the covenants and events of default contained in each Credit Agreement until the availability date of the Credit Facility governed by such Credit Agreement.

Summary of the offering

Issuer	Anadarko Petroleum Corporation.

Securities offered	$ aggregate principal amount of % Senior Notes due 2024 (the “2024 notes”) and $ aggregate principal amount of % Senior Notes due 2044 (the “2044 notes” and, together with the 2044 notes, the “notes”). The notes will be issued in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

Maturity date	The 2024 notes will mature on , 2024. The 2044 notes will mature on , 2044.

Interest	Interest will accrue on the 2024 notes at % per year and interest will accrue on the 2044 notes at % per year. Interest will accrue on each series of the notes from , 2014.

Interest payment dates	Interest on the 2024 notes will be paid on and of each year, beginning on , 2015. Interest on the 2044 notes will be paid on and of each year, beginning on , 2015.

Use of proceeds	We estimate that, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our net proceeds from this offering will be approximately $ million.

We will use the net proceeds of this offering for general corporate purposes. Please see “Use of proceeds.”

Risk factors	See “Risk factors” beginning at page S-8 of this prospectus supplement and “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, for a discussion of the risk factors you should carefully consider before deciding to invest in the notes.

Indenture	We will issue each series of the notes as a new series of debt securities under the indenture between us and The Bank of New York Mellon Trust Company, N.A., as indenture trustee.

Ranking	The notes will:

•	be senior unsecured obligations;

•	rank equally in right of payment with all of our other existing and future senior indebtedness that is not specifically subordinated to the notes;

•	be effectively subordinated to any of our future secured indebtedness; and

•	be structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries.

As of March 31, 2014, we had approximately $13.6 billion of total consolidated indebtedness. As of March 31, 2014, on an as-adjusted basis after giving effect to this offering:

•	other than amounts securing outstanding letters of credit under our senior secured revolving credit facility, we would have had no secured indebtedness, and we would have had available capacity under the senior secured revolving credit facility of up to $5.0 billion, all of which would be secured if borrowed; and

•	of our total consolidated indebtedness, approximately $3.9 billion would be primary indebtedness of our subsidiaries, which would be structurally senior to the notes.

The indenture places no limitation on the amount of additional senior indebtedness that may be incurred by us, which will rank equally to the notes. In addition, although the covenants in the indenture limit the amount of indebtedness that may be secured by our principal properties and by equity interests in certain of our subsidiaries without securing these notes pari passu, they will not limit the overall amount of secured indebtedness that we may incur. We expect from time to time to incur additional indebtedness constituting senior indebtedness, some or all of which may be secured indebtedness.

Optional redemption	We may, at our option, at any time and from time to time, redeem either series of the notes, in whole or in part, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address.

If we redeem the 2024 notes before , 2024 (three months prior to their maturity date) or the 2044 notes before , 2044 (six months prior to their maturity date), such notes may be redeemed at a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed or (2) as determined by the quotation agent as described under “Description of the notes—Optional redemption,” plus, in each case, accrued interest on the notes to be redeemed to the date on which the notes are to be redeemed.

If we redeem the 2024 notes on or after , 2024 (three months prior to their maturity date) or the 2044 notes on or after , 2044 (six months prior to their maturity date), the redemption price will equal 100% of the principal amount of the notes to be redeemed plus accrued interest to the redemption date.

Covenants	We will issue the notes under an indenture containing covenants for your benefit. These covenants restrict our ability, and our ability to permit our subsidiaries, with certain exceptions, to incur debt secured by liens. These covenants also restrict our ability, with certain exceptions, to merge or consolidate with another entity.

Further issuances	We may from time to time create and issue additional notes of either series of the notes having the same terms as the applicable series of the notes being issued in this offering, so that such additional notes shall be consolidated and form a single series with the applicable series of notes.

Form, delivery and clearance	The notes of each series will be represented by one or more global notes registered in the name of The Depository Trust Company, referred to as DTC, or its nominee. Beneficial interests in the notes will be evidenced by, and transfers thereof will be effected only through, records maintained by participants in DTC.

Trustee	The Bank of New York Mellon Trust Company, N.A.

Governing law	New York.

Ratio of earnings to fixed charges

The following table sets forth our ratio of earnings to fixed charges for the periods indicated on a consolidated historical basis.

Year ended December 31,					Three months ended March 31,
2013	2012	2011(1)	2010	2009(1)	2014(2)	2013
2.57x	3.71x	-	2.15x	-	-	4.00x

(1)	As a result of our net loss in 2011 and 2009, our earnings did not cover fixed charges by $3,617 million for 2011 and $166 million for 2009.

(2)	As a result of our net loss in the first quarter of 2014, our earnings did not cover fixed charges by $2,032 million.

These ratios were computed by dividing earnings by fixed charges. For this purpose, earnings include income from continuing operations before income taxes, adjusted for: income or loss from equity investees, fixed charges to the extent they affect current year earnings, amortization of capitalized interest, distributed income of equity investees, and interest capitalized during the year. Fixed charges include interest expensed and capitalized, amortized premiums, discounts and capitalized expenses related to indebtedness, and estimates of interest within rental expenses.

RISK FACTORS

An investment in the notes involves risks. You should consider carefully the risk factors included below and under the caption “Risk Factors” on page 6 of the accompanying prospectus, as well as those discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, together with all of the other information included in, or incorporated by reference into, this prospectus supplement, when evaluating an investment in the notes.

Risks relating to the notes

We may not be able to generate enough cash flow to meet our debt obligations.

We expect our earnings and cash flow to vary significantly from year to year due to the nature of our industry. As a result, the amount of debt that we can manage in some periods may not be appropriate for us in other periods. Additionally, our future cash flow may be insufficient to meet our debt obligations and other commitments, including our obligations under the notes. Any insufficiency could negatively impact our business. A range of economic, competitive, business and industry factors will affect our future financial performance, and, as a result, our ability to generate cash flow from operations and to pay our debt, including our obligations under the notes. Many of these factors, such as oil and gas prices, economic and financial conditions in our industry and the global economy, competition and initiatives of our competitors, are beyond our control. If we do not generate enough cash flow from operations to satisfy our debt obligations, we may have to undertake alternative financing plans, such as:

•	selling assets;

•	reducing or delaying capital investments;

•	seeking to raise additional capital; or

•	refinancing or restructuring our debt.

Our inability to generate sufficient cash flow to satisfy our debt obligations, including our obligations under the notes, or to obtain alternative financing, could materially and adversely affect our business, financial condition, results of operations and prospects.

Because a significant portion of our operations is conducted through our subsidiaries, our ability to service our debt is largely dependent on our receipt of distributions or other payments from our subsidiaries.

A significant portion of our operations is conducted through our subsidiaries. As a result, our ability to service our debt is largely dependent on the earnings of our subsidiaries and the payment of those earnings to us in the form of dividends, loans or advances and through repayment of loans or advances from us. Our subsidiaries do not have any obligation to pay amounts due on the notes or our other indebtedness or to make funds available for that purpose.

Payments to us by our subsidiaries will be contingent upon our subsidiaries’ earnings and other business considerations and may be subject to statutory or contractual restrictions. In addition, there may be significant tax and other legal restrictions on the ability of our non-U.S. subsidiaries to remit money to us.

We and our subsidiaries may incur substantially more debt.

We and our subsidiaries may be able to incur significant additional indebtedness in the future. Although the credit agreements that govern our credit facilities contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the additional indebtedness incurred in compliance with these restrictions could be substantial. If we incur any additional indebtedness that ranks equally with the notes, subject to collateral arrangements, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of our company. This may have the effect of reducing the amount of proceeds paid to you. These restrictions also will not prevent us from incurring obligations that do not constitute indebtedness. In addition, our senior secured revolving credit facility provides for commitments of $5.0 billion. The availability of borrowings under the Five-Year Credit Agreement and the 364-Day Credit Agreement are subject to the payment of the settlement proceeds to the Tronox adversary proceeding, as described under “Summary—Anadarko Petroleum Corporation—Recent developments.” All borrowings under the senior secured revolving credit facility are secured indebtedness. If new debt is added to our current debt levels, the related risks that we now face could intensify.

The claims of creditors of our subsidiaries will be structurally senior to claims of holders of the notes.

The notes will not be guaranteed by any of our existing or subsequently acquired or organized subsidiaries. Our subsidiaries are separate and distinct legal entities. Our right to receive any assets of any of our subsidiaries upon the insolvency, liquidation or reorganization of any of our subsidiaries, and therefore the right of the holders of the notes to participate in those assets, will be structurally subordinated to the claims of that subsidiary’s creditors. In addition, even if we are a creditor of any of our subsidiaries, our rights as a creditor would be effectively subordinated to any security interest in the assets of our subsidiaries to the extent of the value of the assets. In addition, the notes will be structurally subordinated to indebtedness of our subsidiaries, including the guarantees by certain of our subsidiaries of any borrowings under our senior secured revolving credit facility, if any. As of March 31, 2014, on an as-adjusted basis after giving effect to this offering, our subsidiaries would have had outstanding approximately $3.9 billion of indebtedness, excluding intercompany indebtedness.

The notes will be effectively subordinated to all of our future secured debt, including the senior secured revolving credit facility, if any.

The notes will not be secured by any of our property or assets. Thus, by owning a debt security, holders of the notes offered by this prospectus supplement will be our unsecured creditors. The indenture governing the notes described in this prospectus supplement and the accompanying prospectus will, subject to some limitations, permit us to incur secured indebtedness, and the notes will be effectively subordinated to any future secured indebtedness we may incur to the extent of the value of the collateral securing such indebtedness. As of March 31, 2014, we did not have any outstanding secured indebtedness other than amounts securing outstanding letters of credit under our senior secured revolving credit facility. The notes will rank equally with all of our other senior debt. See “Capitalization.”

A downgrade in our credit rating could negatively impact our cost of and ability to access capital.

We cannot assure you that our credit ratings will not be downgraded in the future. A downgrade in our credit ratings could negatively impact our cost of capital or our ability to effectively execute aspects of our strategy. If we were to be downgraded, it could be difficult for us to raise debt in the public debt markets and the cost of any new debt could be much higher than our outstanding debt.

Active trading markets for either series of the notes may not develop, which could make it more difficult for holders of the notes to sell their notes and/or result in a lower price at which holders would be able to sell their notes.

There is currently no established trading market for either series of the notes, and the notes will not be listed on any exchange or quoted on any automated dealer quotation system. There can be no assurance as to the liquidity of any markets that may develop for either series of the notes, the ability of the holders of the notes to sell their notes or the prices at which such holders would be able to sell their notes. If such markets were to exist, the notes could trade at prices that may be lower than the initial market values of the notes depending on many factors, including prevailing interest rates and our business performance. Certain of the underwriters have advised us that they currently intend to make a market in the notes of each series after the consummation of this offering, as permitted by applicable laws and regulations. However, none of the underwriters is obligated to do so, and any market-making with respect to the notes of each series may be discontinued at any time without notice. See “Underwriting.”

USE OF PROCEEDS

We expect to receive net proceeds from this offering of approximately $         million, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. We will use the net proceeds from this offering for general corporate purposes.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of March 31, 2014:

•	on a consolidated historical basis; and

•	on an as-adjusted basis to give effect to the completion of this offering and our application of the estimated proceeds from this offering in the manner described in “Use of proceeds.”

(unaudited)	As of March 31, 2014
(millions of dollars)	Historical	As adjusted
Cash and cash equivalents	$5,924	$

Short-term debt:
Current maturities of long-term debt	—		—

Total short-term debt	—		—

Long-term debt, less current portion:
Senior secured revolving credit facility (1) (2)	—		—
Other historical long-term debt (3)	13,569		13,569
2024 notes offered hereby	—
2044 notes offered hereby	—

Total long-term debt, less current portion	13,569

Total debt	$13,569	$

Stockholders’ equity:
Common stock, par value $0.10 per share (1.0 billion shares authorized, 524.0 million shares issued)	52		52
Paid-in capital	8,682		8,682
Retained earnings	11,595		11,595
Treasury stock (19.2 million shares)	(930)		(930)
Accumulated other comprehensive income (loss)	(279)		(279)

Total stockholders’ equity	$19,120		$19,120
Noncontrolling interest	1,797		1,797

Total equity	$20,917		$20,917

Total capitalization	$34,486	$

(1)	As of June 30, 2014, our senior secured revolving credit facility had no outstanding borrowings and supported approximately $1.4 million of outstanding letters of credit.

(2)	On June 17, 2014, we entered into the Five-Year Credit Agreement and the 364-Day Credit Agreement. The availability of borrowings under the related credit facilities are subject to the payment of the settlement proceeds relating to the Tronox adversary proceeding, as described under “Summary—Anadarko Petroleum Corporation—Recent developments.”

(3)	Includes approximately $3.9 billion of long-term debt incurred by subsidiaries, of which the parent had guaranteed approximately $2.0 billion.

DESCRIPTION OF OTHER INDEBTEDNESS

Please see Note 12 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013, and Note 7 to our unaudited consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, for information regarding additional indebtedness of our company and our subsidiaries.

On June 17, 2014, we entered into the Five-Year Credit Agreement and the 364-Day Credit Agreement. For more detailed descriptions of the Five Year Credit Agreement, the 364-Day Credit Agreement and the related credit facilities, please see “Summary—Anadarko Petroleum Corporation—Recent developments.”

DESCRIPTION OF THE NOTES

In this section, references to “Anadarko Petroleum Corporation,” “we,” “our” and “us” mean only Anadarko Petroleum Corporation and do not include its consolidated subsidiaries.

We are offering our     % Senior Notes due 2024 and     % Senior Notes due 2044 pursuant to this prospectus supplement. Each such series of the notes will be issued as a new series of debt securities under the indenture, dated as of September 19, 2006, which we refer to as our indenture, by and between us and The Bank of New York Mellon Trust Company, N.A., as the trustee. As of March 31, 2014, there are nine other series of senior notes outstanding under the indenture aggregating $10.1 billion in principal amount, including $2.4 billion in aggregate principal amount at maturity of Zero Coupon Notes due 2036 which have a current accreted value of $0.7 billion. This prospectus supplement summarizes specific financial and other terms that will apply to the notes; terms that apply generally to all of our debt securities are described in “Description of Debt Securities” in the accompanying prospectus. The terms described here supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

General

The notes offered hereby will be issued in two series of notes, one consisting of $         million of     % senior notes that will mature on                     , 2024 and another series consisting of $         million of     % senior notes that will mature on                     , 2044. The notes will be issued only in fully registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The notes will not be entitled to any sinking fund. The issue date for the notes is expected to be July     , 2014.

Interest on each series of the notes will accrue at the rate per annum shown on the cover of this prospectus supplement from July     , 2014, or from the most recent date to which interest has been paid or provided for, payable semi-annually on              and              of each year, beginning on                     , 2015, to the persons in whose names the notes are registered in the security register at the close of business on the              or              preceding the relevant interest payment date. Interest will be computed on the notes on the basis of a 360-day year of twelve 30-day months.

The indenture does not limit the amount of notes that we may issue. We may, without notice to or the consent of the registered holders of a series of the notes, create and issue additional notes having identical terms and conditions as such series of the notes being issued in this offering in all respects (such notes are referred to as the “additional notes”), except for the price to public, the date of issuance, the payment of interest accruing prior to the issue date of such additional notes and the first payment of interest following the issue date of such additional notes. Any additional notes having such similar terms, together with the relevant series of the notes being issued in this offering, will constitute a single series of notes under the indenture, including for purposes of voting and redemptions.

Under the indenture, a business day means a day that is not a Saturday or Sunday, and that is not a day on which banking institutions are authorized or obligated by law or executive order to close in New York, New York. If an interest payment date or a redemption date occurs on a date that is not a business day, payment will be made on the next business day and no additional interest will accrue.

The notes are subject to defeasance and covenant defeasance by us, subject to the terms described in the accompanying prospectus.

Ranking

The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our other existing and future senior indebtedness that is not specifically subordinated to the notes. The notes will be effectively subordinated to all of our future secured indebtedness and structurally subordinated to all existing and future indebtedness of our subsidiaries.

Any future claims of holders of our secured indebtedness with respect to assets securing such indebtedness will be prior to any claim of the holders of the notes with respect to those assets.

Our subsidiaries are separate and distinct legal entities from us. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds to meet our payment obligations on the notes, whether in the form of dividends, distributions, loans or other payments. In addition, any payment of dividends, loans or advances by our subsidiaries could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and business considerations. Our right to receive any assets of any subsidiary of ours upon its bankruptcy, liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if we are a creditor of any of our subsidiaries, our right as a creditor would be subordinate to any security interest in such assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

As of March 31, 2014, on an as-adjusted basis after giving effect to this offering:

•	we would have had approximately $ billion of total consolidated long-term debt, including the notes;

•	other than amounts securing outstanding letters of credit under our senior secured revolving credit facility, we would have had no secured indebtedness, and we would have had available capacity under the senior secured revolving credit facility of up to $5.0 billion, all of which would be secured if borrowed; and

•	of our total consolidated indebtedness, approximately $3.9 billion would be primary indebtedness of our subsidiaries, which would be structurally senior to the notes.

The indenture does not limit our ability, or the ability of our subsidiaries, to incur additional indebtedness. The indenture and the terms of the notes do not contain any covenants (other than those described in this prospectus supplement and the accompanying prospectus) designed to afford holders of any notes protection in a highly leveraged or other transaction involving us that may adversely affect holders of the notes.

Optional redemption

We may, at our option, at any time and from time to time, redeem either series of the notes, in whole or in part, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address. If we redeem the 2024 notes before                     , 2024 (three months prior to their maturity date) or the 2044 notes before                     , 2044 (six months prior to their maturity date), such notes may be redeemed at a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed or (2) as determined by the quotation agent described below plus, in each case, accrued interest on the notes to be redeemed to the date on which the notes are to be redeemed.

If we redeem the 2024 notes on or after                     , 2024 (three months prior to their maturity date) or the 2044 notes on or after                     , 2044 (six months prior to their maturity date), the redemption price will equal 100% of the principal amount of the notes to be redeemed plus accrued interest to the redemption date.

The quotation agent will determine the sum of the present values of the remaining scheduled payments of principal and interest on the series of the notes, not including any portion of these payments of interest accrued as of the date on which the notes are to be redeemed, discounted from the maturity date to the date on which the notes are to be redeemed on a semi-annual basis assuming a 360-day year consisting of twelve 30-day months, at the adjusted treasury rate described below plus 50 basis points.

The quotation agent will utilize the following procedures to calculate the adjusted treasury rate. We will appoint each of Barclays Capital, Inc., Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith

Incorporated (or their respective successors) as reference dealers, and we will appoint Deutsche Bank Securities Inc. (or its successor) to act as our quotation agent. If any such bank (or its successor) is no longer a primary U.S. Government securities dealer, we will substitute another primary U.S. Government securities dealer in its place as a reference dealer and/or as quotation agent. The trustee will act as calculation agent.

The quotation agent will select a United States Treasury security which has a maturity comparable to the remaining maturity of the series of the notes to be redeemed which would be used in accordance with customary financial practice to price new issues of corporate debt securities with a maturity comparable to the remaining maturity of such notes. The reference dealers will provide the quotation agent, the calculation agent and the trustee with the bid and ask prices for that comparable United States Treasury security as of 5:00 p.m. on the third business day before the redemption date. The calculation agent will calculate the average of the bid and ask prices provided by each reference dealer, eliminate the highest and the lowest reference dealer quotations and then calculate the average of the remaining reference dealer quotations. However, if the calculation agent obtains fewer than three reference dealer quotations, it will calculate the average of all the reference dealer quotations and not eliminate any quotations. We call this average quotation the comparable treasury price. The adjusted treasury rate will be the semi-annual equivalent yield to maturity of a security whose price, expressed as a percentage of its principal amount, is equal to the comparable treasury price.

If the optional redemption date is after the close of business on an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the person in whose name the note is registered at the close of business on such record date, and no additional interest will be payable to holders whose notes will be subject to redemption by us.

In the case of any partial redemption, selection of the notes for redemption will be made by the trustee by such method as the trustee deems to be fair and appropriate, although no note of $2,000 in original principal amount or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption relating to such note will state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note.

Covenants

The indenture governing the notes contains certain covenants, including covenants that restrict our ability, and our ability to permit certain of our subsidiaries, to create or incur debt secured by liens. See “Description of Debt Securities” in the accompanying prospectus.

Limitations on liens

The following is a summary of the limitations on liens contained in the indenture. The following summary supersedes the summary included in the accompanying prospectus under “Description of Debt Securities—Limitations on Liens.”

We will not, and will not permit any restricted subsidiary (as defined below) to, incur, issue, assume or guarantee any indebtedness for money borrowed (all such indebtedness for money borrowed is referred to as “debt”), if such debt is secured by a mortgage (as defined below) on any principal property (as defined below) or on any equity interests in any restricted subsidiary (as defined below), without effectively providing that the notes (together with, if we shall so determine, any other debt or other of our obligations or the obligations of such restricted subsidiary which is not subordinate in right of payment to the prior payment in full of the notes) shall be secured equally and ratably with (or prior to) such secured debt, so long as such secured debt shall be so secured; provided that, we and any restricted subsidiary may incur, issue, assume or guarantee debt secured by a mortgage on any principal property or on any equity interests in any restricted subsidiary without so securing the notes if, after giving effect thereto, the aggregate amount of all debt so secured would not exceed 15% of our consolidated net tangible assets (as defined below) as of a date within 150 days prior to such determination; provided, however, that this restriction shall not apply to, and there shall be excluded from secured debt in any computation under this covenant, debt secured by:

•	mortgages existing at the date of the indenture;

•	mortgages on property of, or any equity interests in, any person (as defined below) existing at the time such person becomes a restricted subsidiary;

•	mortgages in favor of Anadarko Petroleum Corporation or any restricted subsidiary;

•	mortgages on property or equity interests existing at the time of acquisition thereof (including acquisition through merger, consolidation or other reorganization) or to secure the payment of all or any part of the purchase price thereof or construction thereon or to secure any debt incurred prior to, at the time of, or within 180 days after the later of the acquisition, the completion of construction or the commencement of full operation of such property or within 180 days after the acquisition of such equity interests for the purpose of financing all or any part of the purchase price thereof or construction thereon, it being understood that if a commitment for such financing is obtained prior to or within such 180-day period, the applicable mortgage shall be deemed to be included in this clause whether or not such mortgage is created within such 180-day period;

•	mortgages on property owned or leased by us or a restricted subsidiary in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof, or in favor of any other country or any political subdivision thereof, or in favor of holders of securities issued by any such entity, pursuant to any contract or statute (including without limitation, mortgages or easements on property of ours or of any restricted subsidiary related to the financing of such property pursuant to Section 103 of the Internal Revenue Code of 1954, as amended, or any successor section thereto);

•	mortgages to secure partial, progress, advance or other payments or any debt incurred for the purpose of financing all or any part of the purchase price or cost of construction, development or repair, alteration or improvement of the property subject to such mortgage if the commitment for the financing is obtained not later than one year after the latter of the completion of or the placing into operation (exclusive of test and start-up periods) of such constructed, developed, repaired, altered or improved property;

•	mortgages on oil, gas, coal or other minerals in place or on geothermal resources in place, or on related leasehold or other property interests, which are incurred to finance development, production or acquisition costs (including but not limited to mortgages securing advance sale obligations);

•	mortgages on equipment used or usable for drilling, servicing or operation of oil, gas, coal or other mineral properties or of geothermal properties;

•	mortgages arising in connection with contracts or subcontracts with, or made at the request of, the United States of America, any State thereof or any department, agency or instrumentality of the United States or any State thereof; and

•	any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any mortgage referred to in the foregoing clauses of this covenant, inclusive or of any debt secured thereby; provided, however, that such extension, renewal or replacement mortgage shall be limited to all or a part of substantially the same property or equity interests that secured the mortgage extended, renewed or replaced (plus improvements on such property).

The following transactions shall not be deemed to create debt secured by a mortgage:

•	the sale or other transfer of oil, gas, coal or other minerals in place for a period of time until, or in an amount such that, the transferee will realize therefrom a specified amount of money (however determined) or a specified amount of oil, gas, coal or other minerals, or the sale or other transfer of any other interest in property of the character commonly referred to as an oil, gas, coal or other mineral payment or a production payment; and

•	the sale or other transfer by us or a restricted subsidiary of properties to a partnership, joint venture or other entity whereby we or such restricted subsidiary would retain partial ownership of such properties.

For purposes of the foregoing discussion of limitations on liens, the following definitions are applicable:

“Consolidated net tangible assets” means the aggregate amount of assets of Anadarko Petroleum Corporation and its restricted subsidiaries (less applicable reserves and other properly deductible items but including investments in non-consolidated persons) after deducting therefrom (a) all current liabilities (excluding current maturities of funded debt (as defined below) and any current liabilities constituting funded debt by reason of being renewable or extendible at the option of the obligor) and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on a consolidated balance sheet of Anadarko Petroleum Corporation and its consolidated subsidiaries and computed in accordance with generally accepted accounting principles.

“Funded debt” means all indebtedness for money borrowed which is not by its terms subordinated in right of payment to the prior payment in full of the notes, having a maturity of more than 12 months from the date of issuance or having a maturity of less than 12 months from such date of issuance but by its terms being (i) renewable or extendible beyond 12 months from such date at the option of the obligor or (ii) issued in connection with a commitment by a bank or other financial institution to lend so that such indebtedness is treated as though it had a maturity in excess of 12 months pursuant to generally accepted accounting principles.

“Mortgage” means any mortgage, pledge, lien, security interest, conditional sale or other title retention agreement or other similar encumbrance.

“Person” means any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Principal property” means any property interest in oil, gas, coal or other minerals in place or in geothermal resources in place; natural gas, natural gas liquids or crude oil pipeline; distribution system; gathering system; storage facility; or processing plant which is located in the United States or offshore the United States and owned by us or any restricted subsidiary, the gross book value (without deduction of any depreciation or depletion reserves) of which on the date as of which the determination is being made exceeds 5% of consolidated net tangible assets, other than any such property interest; natural gas, natural gas liquids or crude oil pipeline; distribution system; gathering system; storage facility; or processing plant or any portion of the foregoing, which, in the opinion of our board of directors, is not of material importance to the total business conducted by Anadarko Petroleum Corporation and its subsidiaries as an entirety.

“Restricted subsidiary” means a subsidiary (as defined below) of Anadarko Petroleum Corporation except a subsidiary (a) which neither transacts any substantial portion of its business nor regularly maintains any substantial portion of its fixed assets within the United States or offshore the United States or (b) which is engaged primarily in financing the operations of Anadarko Petroleum Corporation or its subsidiaries, or both.

“Subsidiary” means any person a majority of the combined voting power of the total outstanding ownership interests in which is, at the time of determination, beneficially owned or held, directly or indirectly, by Anadarko

Petroleum Corporation or one or more other subsidiaries. For this purpose, “voting power” means power to vote in an ordinary election of directors (or, in the case of a person that is not a corporation, ordinarily to appoint or approve the appointment of persons holding similar positions), whether at all times or only as long as no senior class of ownership interests has such voting power by reason of any contingency.

Events of default

The events of default with respect to the notes are described in the accompanying prospectus under “Description of Debt Securities—Default, Remedies and Waiver of Default—Events of Default.”

Book-entry notes

We will issue the notes only in book-entry form, i.e., as global notes registered in the name of DTC or its nominee. The sale of the notes will settle in immediately available funds through DTC. Notes may not be withdrawn from DTC except in the limited situations described in the accompanying prospectus under “Description of Debt Securities—Form of Debt Securities.”

Investors may hold interests in a global note through organizations that participate, directly or indirectly, in the DTC system, including Clearstream Banking S.A. and Euroclear Bank S.A./N.V., as operator of the Euroclear System. See “Description of Debt Securities—Form of Debt Securities” in the accompanying prospectus for additional information about indirect ownership of interests in the notes.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes the material U.S. federal income tax considerations that may be relevant to the acquisition, ownership and disposition of the notes. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury Regulations promulgated thereunder, judicial authority and administrative interpretations, as of the date of this document, all of which are subject to change, possibly with retroactive effect, or are subject to different interpretations. We cannot assure you that the Internal Revenue Service, or IRS, will not challenge one or more of the tax consequences described in this discussion, and we have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the U.S. federal tax consequences of acquiring, holding or disposing of the notes.

This discussion is limited to holders who purchase the notes in this offering for a price equal to the issue price of the notes (i.e., the first price at which a substantial amount of the notes is sold for cash other than to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and who hold the notes as capital assets (generally, property held for investment). This discussion does not address any U.S. federal tax considerations other than U.S. federal income tax considerations, or the tax considerations arising under the laws of any foreign, state, local or other jurisdiction or any income tax treaty. In addition, this discussion does not address all tax considerations that may be important to a particular holder in light of the holder’s circumstances, or to certain categories of investors that may be subject to special rules, such as:

•	dealers in securities or currencies;

•	traders in securities that have elected the mark-to-market method of accounting for their securities;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons holding notes as part of a hedge, straddle, conversion or other “synthetic security” or integrated transaction;

•	former U.S. citizens or long-term residents of the United States;

•	financial institutions;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	persons subject to the alternative minimum tax;

•	entities that are tax-exempt for U.S. federal income tax purposes; and

•	partnerships and other pass-through entities and holders of interests therein.

If an entity treated as a partnership for U.S. federal income tax purposes holds notes, the U.S. federal income tax treatment of a partner of the partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership considering an investment in the notes, you are urged to consult your own tax advisor about the U.S. federal income tax consequences of acquiring, holding and disposing of the notes.

INVESTORS CONSIDERING THE PURCHASE OF NOTES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX

LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES UNDER OTHER U.S. FEDERAL TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Certain additional payments

In certain circumstances (see “Description of the notes—Optional redemption”) we may be obligated to pay amounts on the notes that are in excess of interest or principal on the notes. These potential payments may implicate the provisions of the U.S. Treasury Regulations relating to “contingent payment debt instruments.” We do not intend to treat the possibility of paying such additional amounts as causing the notes to be treated as contingent payment debt instruments. It is possible that the IRS may take a different position, in which case, if such position is sustained, a holder might be required to accrue ordinary interest income at a higher rate than the stated interest rate and to treat as ordinary income rather than capital gain any gain realized on the taxable disposition of the notes. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments. You are urged to consult your own tax advisor regarding the possible application of the contingent payment debt instrument rules to the notes.

Tax consequences to U.S. holders

The following summary will apply to you if you are a U.S. holder of the notes. You are a “U.S. holder” for purposes of this discussion if you are a beneficial owner of a note and you are for U.S. federal income tax purposes:

•	an individual who is a U.S. citizen or U.S. resident alien;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	a trust (1) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (2) that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person.

Interest on the notes

Interest on the notes generally will be taxable to you as ordinary income at the time it is received or accrued in accordance with your regular method of accounting for U.S. federal income tax purposes.

Disposition of the notes

You will generally recognize capital gain or loss on the sale, redemption, exchange, retirement or other taxable disposition of a note equal to the difference, if any, between the proceeds you receive (excluding any proceeds attributable to accrued but unpaid interest, which will be taxable as ordinary interest income to the extent you have not previously included such amounts in income) and your adjusted tax basis in the note. The proceeds you receive will include the amount of any cash and the fair market value of any other property received for the note. Your adjusted tax basis in the note will generally equal the amount you paid for the note. Any gain or loss will be long-term capital gain or loss if you held the note for more than one year at the time of the sale, redemption, exchange, retirement or other taxable disposition. Long-term capital gains of individuals, estates and trusts currently are eligible for reduced rates of U.S. federal income tax. The deductibility of capital losses may be subject to limitation.

Information reporting and backup withholding

Information reporting generally will apply to payments of interest on, and the proceeds of the sale or other disposition (including a redemption, exchange or retirement) of, notes held by you, and backup withholding will apply to such payments unless you provide the appropriate intermediary with a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules is allowable as a credit against your U.S. federal income tax liability, if any, and a refund may be obtained if the amounts withheld exceed your actual U.S. federal income tax liability and you timely provide the required information or appropriate claim form to the IRS.

Additional tax on net investment income

An additional 3.8% tax is imposed on the “net investment income” of certain United States citizens and resident aliens, and on the undistributed “net investment income” of certain estates and trusts. Among other items, “net investment income” generally includes gross income from interest, and net gain from the disposition of property, such as the notes, less certain deductions. You are urged to consult your tax advisor with respect to this additional tax and its applicability in your particular circumstances.

Tax consequences to non-U.S. holders

You are a “non-U.S. holder” for purposes of this discussion if you are a beneficial owner of notes that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. holder. The following summary will apply to you if you are a non-U.S. holder of notes.

Interest on the notes

Subject to the discussion of backup withholding and FATCA withholding, below, payments to you of interest on the notes generally will be exempt from withholding of U.S. federal income tax under the “portfolio interest” exemption if you properly certify as to your foreign status, as described below, and:

•	you do not own, actually or constructively, 10% of the total combined voting power of all classes of our stock entitled to vote;

•	you are not a “controlled foreign corporation” that is related to us (actually or constructively);

•	you are not a bank whose receipt of interest on the notes is in connection with an extension of credit made pursuant to a loan agreement entered into in the ordinary course of your trade or business; and

•	interest on the notes is not effectively connected with your conduct of a U.S. trade or business.

The portfolio interest exemption generally applies only if you also appropriately certify as to your foreign status. You can generally meet the certification requirement by providing a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) to the withholding agent. If you hold the notes through a financial institution or other agent acting on your behalf, you may be required to provide appropriate certifications to the agent. Your agent will then generally be required to provide appropriate certifications to the applicable withholding agent, either directly or through other intermediaries. Special rules apply to foreign partnerships, estates and trusts, and in certain circumstances certifications as to foreign status of partners, trust owners or beneficiaries may have to be provided to the withholding agent. In addition, special rules apply to qualified intermediaries that enter into withholding agreements with the IRS.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to U.S. federal withholding tax at a 30% rate, unless you provide the withholding agent with a properly executed

IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) claiming an exemption from (or a reduction of) withholding under the benefits of an income tax treaty, or the payments of interest are effectively connected with your conduct of a trade or business in the United States and you meet the certification requirements described below. (See “—Income or Gain Effectively Connected with a U.S. Trade or Business.”)

Disposition of the notes

Subject to the discussion of backup withholding and FATCA withholding, below, you generally will not be subject to U.S. federal income tax on any gain realized on the sale, redemption, exchange, retirement or other taxable disposition of a note unless:

•	the gain is effectively connected with the conduct by you of a U.S. trade or business; or

•	you are an individual who has been present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met.

If you are a non-U.S. holder and your gain is described in the first bullet point above, you generally will be subject to U.S. federal income tax in the manner described under “—Income or Gain Effectively Connected with a U.S. Trade or Business.” If you are a non-U.S. holder described in the second bullet point above, you will be subject to a flat 30% (or lower applicable treaty rate) U.S. federal income tax on the gain derived from the sale or other disposition, which may be offset by U.S. source capital losses.

Income or gain effectively connected with a U.S. trade or business

If any interest on the notes or gain from the sale, exchange or other taxable disposition of the notes is effectively connected with a U.S. trade or business conducted by you (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by you in the United States), then the interest income or gain will be subject to U.S. federal income tax at regular graduated income tax rates. Effectively connected interest income will not be subject to U.S. federal withholding tax if you satisfy certain certification requirements by providing to the applicable withholding agent a properly executed IRS Form W-8ECI (or IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) if a treaty exemption applies) or successor form. In addition, if you are a corporation, that portion of your earnings and profits that is effectively connected with your U.S. trade or business may also be subject to a “branch profits tax” at a 30% rate, unless an applicable income tax treaty provides for a lower rate. For this purpose, interest received on a note and gain recognized on the disposition of a note will be included in earnings and profits if the interest or gain is effectively connected with the conduct by you of a U.S. trade or business.

Information reporting and backup withholding

Payments to you of interest on a note, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to you. Copies of the information returns reporting such interest payments and withholding may also be made available to the tax authorities of the country in which you reside or are established under the provisions of a specific treaty or agreement.

U.S. backup withholding generally will not apply to payments to you of interest on a note if the statement described in “—Tax Consequences to Non-U.S. Holders—Interest on the Notes” is duly provided or you otherwise establish an exemption, provided that the applicable withholding agent does not have actual knowledge or reason to know that you are a United States person.

Proceeds from the disposition of a note effected by the U.S. office of a U.S. or foreign broker will be subject to information reporting requirements and backup withholding unless you properly certify under penalties of perjury as to your foreign status on IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor IRS

Form W-8) and certain other conditions are met or you otherwise establish an exemption, provided that the applicable withholding agent does not have actual knowledge or reason to know that you are a United States person. Information reporting requirements and backup withholding generally will not apply to any proceeds from the disposition of a note effected outside the United States by a foreign office of a broker. However, unless such a broker has documentary evidence in its records that you are a non-U.S. holder and certain other conditions are met, or you otherwise establish an exemption, information reporting will apply to a payment of the proceeds of the disposition of a note effected outside the United States by such a broker if it has certain relationships with the United States.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules is allowable as a credit against your U.S. federal income tax liability, if any, and a refund may be obtained if the amounts withheld exceed your actual U.S. federal income tax liability and you timely provide the required information or appropriate claim form to the IRS.

Withholding on payments to certain foreign entities

Sections 1471 through 1474 of the Code and the U.S. Treasury Regulations and administrative guidance issued thereunder (“FATCA”) impose a 30% withholding tax on any U.S.-source interest paid on or after July 1, 2014, on debt obligations such as the notes, issued on or after July 1, 2014, and on the gross proceeds from a disposition of such obligations paid after December 31, 2016, in each case, if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless: (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners); (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the withholding agent with a certification identifying its direct and indirect substantial United States owners; or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States with respect to these rules may be subject to different rules. Under certain circumstances, a beneficial owner of Notes might be eligible for refunds or credits of such taxes.

The rules under FATCA are new and complex. You are encouraged to consult with your own tax advisor regarding the implications of FATCA on your investment in the notes.

THE PRECEDING DISCUSSION OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. WE URGE EACH PROSPECTIVE INVESTOR TO CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR NOTES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated                     , 2014, the underwriters named below, for whom Barclays Capital Inc., Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the respective aggregate principal amount of notes listed opposite their names below.

Underwriter	Principal amount of 2024 notes	Principal amount of 2044 notes
Barclays Capital Inc.	$	$
Deutsche Bank Securities Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated

Total	$	$

The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part. Under the terms and conditions of the underwriting agreement, if the underwriters purchase any of the notes, then the underwriters are committed to purchase all of the notes. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of the non-defaulting underwriters may be increased or the offering may be terminated.

Notes sold by the underwriters to the public will initially be offered at the initial public offering prices set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to     % of the principal amount of the 2024 notes and up to     % of the principal amount of the 2044 notes. Any such securities dealers may resell any notes to certain other brokers or dealers at a discount from the initial public offering price of up to     % of the principal amount of the 2024 notes and up to     % of the principal amount of the 2044 notes. If all the notes are not sold at the initial offering price, the representatives may change the offering prices and the other selling terms.

The aggregate proceeds to us are set forth on the cover page hereof before deducting our expenses in offering the notes. We estimate that the total expenses of this offering will be approximately $1.0 million.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect thereof.

The notes are offered for sale only in those jurisdictions in the United States where it is legal to make such offers. The notes of each series are a new issue of securities with no established trading market. We do not intend to apply for the notes to be listed on any national securities exchange or to arrange for the notes to be quoted on any quotation system. We have been advised by the underwriters that they intend to make a market in each series of the notes, but they are not obligated to do so and may discontinue market-making at any time without notice. No assurance can be given as to the liquidity of, or the trading market for, the notes of either series.

In connection with the offering of the notes, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may have the effect of preventing or retarding a decline in the market price of the notes of either series or cause the price of the notes of either series to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time without notice.

Selling restrictions

Notice to prospective investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of the notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of the notes to the public in that Relevant Member State at any time:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors, as defined in the Prospectus Directive) subject to obtaining the prior consent of the representative for any such offer; or

(c)	in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of the notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms for the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including the PD 2010 Amending Directive to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State, and the expression 2010 PD Amending Directive means Directive 2010/73/EU.

Notice to prospective investors in the United Kingdom

This prospectus and any other material in relation to the notes described herein is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospective Directive (“qualified investors”) that also (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, (ii) who fall within Article 49(2)(a) to (d) of the Order or (iii) to whom it may otherwise lawfully be communicated (all such persons together being referred to as “relevant persons”). The notes are only available to, and any invitation, offer or agreement to purchase or otherwise acquire such notes will be engaged in only with, relevant persons. This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus or any of its contents.

Notice to prospective investors in Switzerland

The notes may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (the “SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the notes or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus nor any other offering or marketing material relating to the offering, the issuer, the notes have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of the notes will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (the “FINMA”), and the offer of the notes has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (the “CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of notes.

Notice to prospective investors in the Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (the “DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for this prospectus. The notes to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Notice to prospective investors in Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to prospective investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Other relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.

Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they have received or will receive customary fees and expenses. Affiliates of each of Barclays Capital Inc., Deutsche Bank Securities Inc. and Merrill Lynch, Fenner & Smith, Incorporated are lenders under our revolving credit facility.

Some of the affiliates of the underwriters are also lenders under Western Gas Partners, LP’s revolving credit facility and perform various financial advisory and investment banking services for Western Gas Partners, LP and other of our subsidiaries and affiliates.

In addition, certain of the underwriters and their affiliates, from time to time in the ordinary course of their business, provide letters of credit and leases of equipment or other assets to us and our subsidiaries, hold long or short positions in our debt or equity securities and act as our and our subsidiaries’ counterparties to various swaps, hedges and other derivative transactions. Any swap agreements, commodity hedging agreements and cash management arrangements provided by affiliates of the underwriters are secured by the collateral under the senior secured revolving credit facility.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions that consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

LEGAL MATTERS

Vinson & Elkins L.L.P. will pass upon the validity of the notes offered hereby. The validity of the notes will be passed upon for the underwriters by Latham & Watkins LLP, Houston, Texas.

EXPERTS

The consolidated financial statements of Anadarko as of December 31, 2013 and 2012, and for each of the years in the three-year period ended December 31, 2013, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2013, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Certain information with respect to the oil and gas reserves associated with Anadarko’s oil and gas prospects is confirmed in the procedures and methods review letter of Miller and Lents, Ltd., an independent petroleum consulting firm, and incorporated by reference into this document, upon the authority of said firm as experts with respect to the matters covered by such procedures and methods review letter and in giving such procedures and methods review letter.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC (File No. 001-8968). Our SEC filings are available to the public at the SEC’s website at http://www.sec.gov and at our web site at http://www.anadarko.com. You may also read and copy at prescribed rates any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330.

Our common stock is listed on the New York Stock Exchange under the symbol “APC.” Our reports, proxy statements and other information may be read and copied at the New York Stock Exchange at 11 Wall Street, 5th Floor, New York, New York 10005.

The SEC allows us to “incorporate by reference” the information that we file with them, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents and all documents that we subsequently file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (other than, in each case, information furnished rather than filed):

•	our Annual Report on Form 10-K for the year ended December 31, 2013;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014;

•	our Current Reports on Form 8-K filed February 12, 2014, April 3, 2014, May 19, 2014 and June 23, 2014; and

•	the description of our common stock set forth in the registration statement on Form 8-A filed with the SEC on September 3, 1986.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing), at no cost, by writing to us at the following address or calling the following number:

Anadarko Petroleum Corporation

Attention: Corporate Secretary

1201 Lake Robbins Dr.

The Woodlands, Texas 77380

(832) 636-1000

PROSPECTUS

Anadarko Petroleum Corporation

Debt Securities

Common Stock

Preferred Stock

Depositary Shares

We, Anadarko Petroleum Corporation, may offer from time to time an indeterminate number of our debt securities, common stock, preferred stock and depositary shares. We refer to our debt securities, common stock, preferred stock and depositary shares collectively as the “securities.” The securities we may offer may be convertible into or exercisable or exchangeable for other securities. This prospectus describes the general terms of these securities and the general manner in which we will offer these securities. The specific terms of any securities we offer will be included in a supplement to this prospectus. The prospectus supplement will also describe the specific manner in which we will offer the securities. Any prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

Our principal executive offices are located at 1201 Lake Robbins Drive, The Woodlands, Texas 77380, and our telephone number is (832) 636-1000.

Our common stock is listed on the New York Stock Exchange under the trading symbol “APC.”

See “Risk Factors” on page 6 for information about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated November 8, 2013.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the “SEC,” using a “shelf” registration process. Under this shelf registration process, we may, over time, offer and sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities that we may offer. Each time we offer securities, we will provide one or more prospectus supplements that will contain specific information about the terms of that offering. A prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” below. You should rely only on the information included or incorporated by reference in this prospectus and the applicable prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer to sell in any jurisdiction in which the offer or sale is not permitted. You should not assume that the information in the prospectus, any prospectus supplement or any other document incorporated by reference in this prospectus is accurate as of any date other than the dates of those documents.

Unless the context requires otherwise or unless otherwise noted, all references in this prospectus or any prospectus supplement to “Anadarko” and to the “company,” “we,” “us” or “our” are to Anadarko Petroleum Corporation and its consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

Each time we offer to sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. This prospectus, together with the applicable prospectus supplement, will include or refer you to all material information relating to each offering.

We file annual, quarterly and current reports, proxy statements and other information with the SEC (Commission File No. 1-8968). Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov and at our website at http://www.anadarko.com. You may also read and copy at prescribed rates any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet site (www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers, like Anadarko, that file electronically with the SEC.

Our common stock is listed on the New York Stock Exchange under the symbol “APC.” Our reports, proxy statements and other information may be read and copied at the New York Stock Exchange at 11 Wall Street, 5th Floor, New York, New York 10005.

The SEC allows us to “incorporate by reference” the information that we file with them, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents that we subsequently file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (other than, in each case, information furnished rather than filed), prior to the termination of the offerings under this prospectus:

•	our annual report on Form 10-K for the year ended December 31, 2012, including information specifically incorporated by reference into such annual report on Form 10-K from our Proxy Statement for our 2013 annual meeting of stockholders filed on March 25, 2013;

•	our quarterly reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013;

•	our current report on Form 8-K, filed with the SEC on May 20, 2013; and

•	the description of our common stock set forth in the registration statement on Form 8-A filed with the SEC on September 4, 1986.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing), at no cost, by writing to us at the following address or calling the following number:

Anadarko Petroleum Corporation

Attention: Corporate Secretary

1201 Lake Robbins Drive

The Woodlands, Texas 77380

(832) 636-1000

FORWARD-LOOKING STATEMENTS

We have made in this prospectus and in the reports and documents incorporated herein by reference, and may from time to time make in other public filings, press releases, and management discussions, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 concerning our operations, economic performance, and financial condition. These forward-looking statements include information concerning future production and reserves, schedules, plans, timing of development, contributions from oil and gas properties, marketing and midstream activities, and also include those statements preceded by, followed by, or that otherwise include the words “may,” “could,” “believes,” “expects,” “anticipates,” “intends,” “estimates,” “projects,” “target,” “goal,” “plans,” “objective,” “should,” “would,” “will,” “potential,” “continue,” “forecast,” “future,” “likely,” “outlook,” or similar expressions or variations on such expressions. For such statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will be realized. We undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

These forward-looking statements involve risk and uncertainties. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, the following risks and uncertainties:

•	our assumptions about energy markets

•	production levels

•	reserves levels

•	operating results

•	competitive conditions

•	technology

•	availability of capital resources, levels of capital expenditures, and other contractual obligations

•	supply and demand for, the price of, and the commercializing and transporting of natural gas, crude oil, natural gas liquids (NGLs), and other products or services

•	volatility in the commodity-futures market

•	weather

•	inflation

•	availability of goods and services, including unexpected changes in costs

•	drilling risks

•	future processing volumes and pipeline throughput

•	general economic conditions, either internationally or nationally or in the jurisdictions in which we or our subsidiaries are doing business

•	inability to timely obtain or maintain permits, including those necessary for drilling and/or development projects

•	legislative or regulatory changes, including retroactive royalty or production tax regimes; hydraulic-fracturing regulation; deepwater drilling and permitting regulations; derivatives reform; changes in state, federal, and foreign income taxes; environmental regulation; environmental risks; and liability under federal, state, foreign, and local environmental laws and regulations

•	ability of BP Exploration & Production Inc. (BP) to meet its indemnification obligations to us for Deepwater Horizon events, including, among other things, damage claims arising under the Oil Pollution Act of 1990, claims for natural resource damages and associated damage-assessment costs, and any claims arising under the Operating Agreement for the Macondo well, as well as the ability of BP Corporation North America Inc. and BP p.l.c. to satisfy their guarantees of such indemnification obligations

•	impact of remaining claims related to the Deepwater Horizon events, including, but not limited to, fines, penalties, and punitive damages against us, for which we are not indemnified by BP

•	current and potential legal proceedings, or environmental or other obligations related to or arising from Tronox Incorporated (Tronox)

•	civil or political unrest or acts of terrorism in a region or country

•	creditworthiness and performance of our counterparties, including financial institutions, operating partners, and other parties

•	volatility in the securities, capital, or credit markets and related risks such as general credit, liquidity and interest-rate risk

•	our ability to successfully monetize select assets, repay debt, and the impact of changes in our credit ratings

•	disruptions in international crude oil cargo shipping activities

•	physical, digital, internal, and external security breaches

•	supply and demand, technological, political, and commercial conditions associated with long-term development and production projects in domestic and international locations

•	other factors discussed in “Risk Factors” and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Estimates” included in our annual report on Form 10-K for the year ended December 31, 2012, our quarterly reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013, and September 30, 2013, similar sections in any subsequent filings that we incorporate by reference in this prospectus and in our other public filings, press releases, and discussions with management

ABOUT US

We are among the world’s largest independent exploration and production companies, with approximately 2.6 billion barrels of oil equivalent of proved reserves at December 31, 2012. Our mission is to deliver a competitive and sustainable rate of return to shareholders by developing, acquiring, and exploring for oil and natural-gas resources vital to the world’s health and welfare. Our asset portfolio is aimed at delivering long-term value to stakeholders by combining a large inventory of development opportunities in the U.S. onshore with high-potential worldwide offshore exploration and development activities.

Our asset portfolio includes U.S. onshore resource plays in the Rocky Mountains area, the southern United States, and the Appalachian basin. We are also among the largest independent producers in the deepwater Gulf of Mexico, and have production and exploration activities worldwide, including activities in Algeria, Mozambique, Ghana, China, Brazil, Kenya, Côte d’Ivoire, Liberia, Sierra Leone, Alaska, New Zealand, and other countries.

We are committed to producing energy in a manner that protects the environment and public health. Our focus is to deliver resources to the world while upholding our core values of integrity and trust, servant leadership, people and passion, commercial focus, and open communication in all business activities.

Our business segments are managed separately due to distinct operational differences and unique technology, distribution, and marketing requirements. Our three reporting segments are as follows:

Oil and gas exploration and production—This segment explores for and produces natural gas, crude oil, condensate, and natural gas liquids (NGLs).

Midstream—This segment engages in gathering, processing, treating, and transporting Anadarko and third-party oil, natural-gas, and NGLs production. We own and operate gathering, processing, treating, and transportation systems in the United States for natural gas, crude oil, and NGLs.

Marketing—This segment sells much of our production, as well as third-party purchased volumes. We actively market oil, natural gas, and NGLs in the United States, and oil from Algeria, China, and Ghana.

Our principal executive offices are located at 1201 Lake Robbins Drive, The Woodlands, Texas 77380, and our telephone number is (832) 636-1000. We maintain a website on the Internet at http://www.anadarko.com. Information that you may find on our website is not part of this prospectus.

RISK FACTORS

You should carefully consider the factors contained in our annual report on Form 10-K for the year ended December 31, 2012, under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Estimates” and in our quarterly reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013, and September 30, 2013, under the heading “Risk Factors” before investing in our securities. You should also consider similar information contained in any annual report on Form 10-K, quarterly report on Form 10-Q or other document filed by us with the SEC after the date of this prospectus before deciding to invest in our securities. If applicable, we will include in any prospectus supplement a description of those significant factors that could make the offering described therein speculative or risky.

USE OF PROCEEDS

Unless specified otherwise in the applicable prospectus supplement, we expect to use the net proceeds we receive from the sale of the securities offered by this prospectus and any accompanying prospectus supplement for general corporate purposes, which may include, among other things:

•	the repayment of outstanding indebtedness;

•	working capital;

•	capital expenditures; and

•	acquisitions.

The precise amount and timing of the application of such proceeds will depend upon our funding requirements and the availability and cost of other capital. Pending any specific application, we may initially invest proceeds in short-term marketable securities.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated.

	Year Ended December 31,					Nine Months Ended September 30, 2013
	2012	2011(1)	2010	2009(1)	2008
Ratio of earnings to fixed charges	3.71x	(1.94)x	2.15x	0.85x	4.89x	4.11x

(1)	As a result of our net loss in 2011 and 2009, our earnings did not cover total fixed charges, nor combined fixed charges by $3,617 million for 2011 and $166 million for 2009.

The ratio was computed by dividing earnings by fixed charges. For this purpose, earnings include income from continuing operations before income taxes, adjusted for: income or loss from equity investees, fixed charges to the extent they affect current year earnings, amortization of capitalized interest, distributed income of equity investees, and interest capitalized during the year. Fixed charges include interest expensed and capitalized, amortized premiums, discounts and capitalized expenses related to indebtedness, and estimates of interest within rental expenses.

DESCRIPTION OF DEBT SECURITIES

General

The debt securities will be issued under an indenture, dated as of September 19, 2006, between us and The Bank of New York Mellon Trust Company, N.A. (formerly, The Bank of New York Trust Company, N.A.), and will not be secured by any of our property or assets. Thus, by owning a debt security, you are one of our unsecured creditors.

The debt securities will rank equally with all of our other unsecured and unsubordinated debt.

The indenture does not limit our ability to incur additional indebtedness.

The debt indenture and its associated documents, including your debt security, contain the full legal text of the matters described in this section and your prospectus supplement. We have filed the indenture with the SEC as an exhibit to our registration statement. See “Where You Can Find More Information” above for information on how to obtain copies of this document.

This section and your prospectus supplement summarize all the material terms of the indenture and your debt security. They do not, however, describe every aspect of the indenture and your debt security. For example, in this section we use terms that have been given special meaning in the indenture, but we describe the meaning for only the more important of those terms.

Indenture

The debt securities are governed by a document called an indenture. The indenture is a contract between us and The Bank of New York Mellon Trust Company, N.A.

The trustee under the indenture has two main roles:

•	First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, which we describe later under “—Default, Remedies and Waiver of Default.”

•	Second, the trustee performs administrative duties for us, such as sending you interest payments and notices.

Series of Debt Securities

We may issue as many distinct series of debt securities under the indenture as we wish. This section summarizes terms of the securities that apply generally to all series. The provisions of the indenture allow us not only to issue debt securities with terms different from those of debt securities previously issued under the indenture, but also to “reopen” a previously issued series of debt securities and issue additional debt securities of that series. We will describe most of the financial and other specific terms of your series in the prospectus supplement for that series. Those terms may vary from the terms described here.

As you read this section, please remember that the specific terms of your debt security as described in your prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this section. If there are any differences between your prospectus supplement and this prospectus, your prospectus supplement will control. Thus, the statements we make in this section may not apply to your debt security.

When we refer to a series of debt securities, we mean a series issued under the indenture. When we refer to your prospectus supplement, we mean the prospectus supplement describing the specific terms of the debt security you purchase. The terms used in your prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

Amounts of Issuances

The indenture does not limit the aggregate amount of debt securities that we may issue or the number of series or the aggregate amount of any particular series. We may issue debt securities and other securities at any time without your consent and without notifying you.

The indenture and the debt securities do not limit our ability to incur other indebtedness or to issue other securities. Also, unless otherwise specified below or in your prospectus supplement, we are not subject to financial or similar restrictions by the terms of the debt securities.

Principal Amount, Stated Maturity and Maturity

The principal amount of a debt security means the principal amount payable at its stated maturity, unless that amount is not determinable, in which case the principal amount of a debt security is its face amount.

The term “stated maturity” with respect to any debt security means the day on which the principal amount of your debt security is scheduled to become due. The principal may become due sooner, by reason of redemption or acceleration after a default or otherwise in accordance with the terms of the debt security. The day on which the principal actually becomes due, whether at the stated maturity or earlier, is called the “maturity” of the principal.

We also use the terms “stated maturity” and “maturity” to refer to the days when other payments become due. For example, we may refer to a regular interest payment date when an installment of interest is scheduled to become due as the “stated maturity” of that installment. When we refer to the “stated maturity” or the “maturity” of a debt security without specifying a particular payment, we mean the stated maturity or maturity, as the case may be, of the principal.

Specific Terms of Debt Securities

Your prospectus supplement will describe the specific terms of your debt security, which will include some or all of the following:

•	the title of the series of your debt security;

•	any limit on the total principal amount of the debt securities of the same series;

•	the stated maturity;

•	the currency or currencies for principal and interest, if not U.S. dollars;

•	the price at which we originally issue your debt security, expressed as a percentage of the principal amount, and the original issue date;

•	whether your debt security is a fixed-rate debt security, a floating-rate debt security or an indexed debt security;

•	if your debt security is a fixed-rate debt security, the yearly rate at which your debt security will bear interest, if any, and the interest payment dates;

•	if your debt security is a floating-rate debt security, the interest rate basis; any applicable index currency or maturity, spread or spread multiplier or initial, maximum or minimum rate; the interest reset, determination, calculation and payment dates; the day count used to calculate interest payments for any period; and the calculation agent;

•	if your debt security is an indexed debt security, the principal amount, if any, we will pay you at maturity, interest payment dates, the amount of interest, if any, we will pay you on an interest payment date or the formula we will use to calculate these amounts, if any, and the terms on which your debt security will be exchangeable for or payable in cash, securities or other property;

•	if your debt security may be converted into or exercised or exchanged for common or preferred stock or other securities of Anadarko or debt or equity securities of one or more third parties, the terms on which conversion, exercise or exchange may occur, including whether conversion, exercise or exchange is mandatory, at the option of the holder or at our option, the period during which conversion, exercise or exchange may occur, the initial conversion, exercise or exchange price or rate and the circumstances or manner in which the amount of common or preferred stock or other securities issuable upon conversion, exercise or exchange may be adjusted;

•	if your debt security is also an original issue discount debt security, the yield to maturity;

•	if applicable, the circumstances under which your debt security may be redeemed at our option or repaid at the holder’s option before the stated maturity, including any redemption commencement date, repayment date(s), redemption price(s) and redemption period(s);

•	the authorized denominations, if other than $1,000 and multiples of $1,000;

•	the depositary for your debt security, if other than The Depository Trust Company (“DTC”), and any circumstances under which the holder may request securities in non-global form, if we choose not to issue your debt security in book-entry form only;

•	if applicable, the circumstances under which we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes and under which we can redeem the debt securities if we have to pay additional amounts;

•	the names and duties of any co-trustees, depositaries, paying agents, transfer agents or registrars for your debt security; and

•	any other terms of your debt security, which could be different from those described in this prospectus.

Governing Law

The debt indenture and the debt securities will be governed by New York law.

Form of Debt Securities

We will issue each debt security only in registered form, without coupons, unless we specify otherwise in the applicable prospectus supplement. In addition, we will issue each debt security in global—i.e., book-entry—form only, unless we specify otherwise in the applicable prospectus supplement. Debt securities in book-entry form will be represented by a global security registered in the name of a depositary, which will be the holder of all the debt securities represented by the global security. Those who own beneficial interests in a global debt security will do so through participants in the depositary’s securities clearance system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants. References to “holders” in this section mean those who own debt securities registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in debt securities registered in street name or in debt securities issued in book-entry form through one or more depositaries.

Unless otherwise indicated in the prospectus supplement, the following is a summary of the depositary arrangements applicable to debt securities issued in global form and for which DTC acts as depositary.

Each global debt security will be deposited with, or on behalf of, DTC, as depositary, or its nominee, and registered in the name of a nominee of DTC. Except under the limited circumstances described below, global debt securities are not exchangeable for definitive certificated debt securities.

Ownership of beneficial interests in a global debt security is limited to institutions that have accounts with DTC or its nominee, or persons that may hold interests through those participants. In addition, ownership of beneficial interests by participants in a global debt security will be evidenced only by, and the transfer of that ownership interest will be effected only through, records maintained by DTC or its nominee for a global debt security.

Ownership of beneficial interests in a global debt security by persons that hold those interests through participants will be evidenced only by, and the transfer of that ownership interest within that participant will be effected only through, records maintained by that participant. DTC has no knowledge of the actual beneficial owners of the debt securities. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants through which the beneficial owners entered the transaction. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities they purchase in definitive form. These laws may impair your ability to transfer beneficial interests in a global debt security.

We will make payment of principal of, and interest on, debt securities represented by a global debt security registered in the name of or held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global debt security representing those debt securities. DTC has advised us that upon receipt of any payment of principal of, or interest on, a global debt security, DTC immediately will credit accounts of participants on its book-entry registration and transfer system with payments in amounts proportionate to their respective interests in the principal amount of that global debt security, as shown in the records of DTC. Payments by participants to owners of beneficial interests in a global debt security held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the sole responsibility of those participants, subject to any statutory or regulatory requirements that may be in effect from time to time.

Neither we, any trustee nor any of our respective agents will be responsible for any aspect of the records of DTC, any nominee or any participant relating to, or payments made on account of, beneficial interests in a permanent global debt security or for maintaining, supervising or reviewing any of the records of DTC, any nominee or any participant relating to such beneficial interests.

A global debt security is exchangeable for definitive debt securities registered in the name of, and a transfer of a global debt security may be registered to, any person other than DTC or its nominee, only if:

•	DTC notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 60 days; or

•	we notify the trustee that we wish to terminate that global security.

Any global debt security that is exchangeable pursuant to the preceding sentence will be exchangeable in whole for definitive debt securities in registered form, of like tenor and of an equal aggregate principal amount as the global debt security, in denominations specified in the applicable prospectus supplement, if other than $1,000 and multiples of $1,000. The definitive debt securities will be registered by the registrar in the name or names instructed by DTC. We expect that these instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global debt security.

Except as provided above, owners of the beneficial interests in a global debt security will not be entitled to receive physical delivery of debt securities in definitive form and will not be considered the holders of debt securities for any purpose under the indenture. No global debt security shall be exchangeable except for another global debt security of like denomination and tenor to be registered in the name of DTC or its nominee. Accordingly, each person owning a beneficial interest in a global debt security must rely on the procedures of DTC and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the global debt security or the indenture.

We understand that, under existing industry practices, in the event that we request any action of holders, or an owner of a beneficial interest in a global debt security desires to give or take any action that a holder is entitled to give or take under the debt securities or the indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take that action. Additionally, those participants would authorize beneficial owners owning through those participants to give or take that action or would otherwise act upon the instructions of beneficial owners owning through them.

DTC has advised us as follows:

•	DTC is:

•	a limited-purpose trust company organized under the New York Banking Law,

•	a “banking organization” within the meaning of the New York Banking Law,

•	a member of the Federal Reserve System,

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and

•	a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

•	DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in those securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates.

•	DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

•	DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the NYSE Alternext US LLC (formerly the American Stock Exchange, Inc.) and the Financial Industry Regulatory Authority.

•	Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

The rules applicable to DTC and its participants are on file with the SEC.

Investors may hold interests in the debt securities outside the United States through the Euroclear System (“Euroclear”) or Clearstream Banking (“Clearstream”) if they are participants in those systems, or indirectly through organizations which are participants in those systems. Euroclear and Clearstream will hold interests on behalf of their participants through customers’ securities accounts in Euroclear’s and Clearstream’s names on the books of their respective depositaries which in turn will hold such positions in customers’ securities accounts in the names of the nominees of the depositaries on the books of DTC. At the present time JPMorgan Chase Bank, National Association will act as U.S. depositary for Euroclear, and Citibank, National Association will act as U.S. depositary for Clearstream. All securities in Euroclear or Clearstream are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts.

The following is based on information furnished by Euroclear or Clearstream, as the case may be.

Euroclear has advised us that:

•	It was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash;

•	Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries;

•	Euroclear is operated by Euroclear Bank S.A./ N.V., as operator of the Euroclear System (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”);

•	The Euroclear Operator conducts all operations, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include underwriters of debt securities offered by this prospectus;

•	Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly;

•	Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”);

•	The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants; and

•	Distributions with respect to debt securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Clearstream has advised us that:

•	It is incorporated under the laws of Luxembourg as a professional depositary and holds securities for its participating organizations and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates;

•	Clearstream provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries;

•	As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute;

•	Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include underwriters of debt securities offered by this prospectus;

•	Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream participant either directly or indirectly; and

•	Distributions with respect to the debt securities held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

We have provided the following descriptions of the operations and procedures of Euroclear and Clearstream solely as a matter of convenience. These operations and procedures are solely within the control of Euroclear and Clearstream and are subject to change by them from time to time. Neither we, any underwriters nor the trustee takes any responsibility for these operations or procedures, and you are urged to contact Euroclear or Clearstream or their respective participants directly to discuss these matters.

Secondary market trading between Euroclear participants and Clearstream participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Euroclear and Clearstream and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Euroclear or Clearstream participants, on the other, will be effected within DTC in accordance with DTC’s rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving debt securities in DTC, and making or receiving payment in accordance with normal procedures. Euroclear participants and Clearstream participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time-zone differences, credits of securities received in Euroclear or Clearstream as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits, or any transactions in the securities settled during such processing, will be reported to the relevant Euroclear participants or Clearstream participants on that business day. Cash received in Euroclear or Clearstream as a result of sales of securities by or through a Euroclear participant or a Clearstream participant to a DTC participant will be received with value on the business day of settlement in DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day following settlement in DTC.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures in order to facilitate transfers of debt securities among participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or continue to perform such procedures and they may discontinue the procedures at any time.

Redemption or Repayment

If there are any provisions regarding redemption or repayment applicable to your debt security, we will describe them in your prospectus supplement.

We or our affiliates may purchase debt securities from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Debt securities that we or they purchase may, at our discretion, be held, resold or canceled.

Mergers and Similar Transactions

We are generally permitted under the indenture to merge or consolidate with another corporation or other entity. We are also permitted under the indenture to sell all or substantially all of our assets to another corporation or other entity. With regard to any series of debt securities, however, we may not take any of these actions unless all the following conditions, among other things, are met:

•	If the successor entity in the transaction is not Anadarko the successor entity must be organized as a corporation, partnership or trust and must expressly assume our obligations under the debt securities of that series and the indenture. The successor entity may be organized under the laws of any jurisdiction, whether in the United States or elsewhere.

•	Immediately after the transaction, no default under the debt securities of that series has occurred and is continuing. For this purpose, “default under the debt securities of that series” means an event of default with respect to that series or any event that would be an event of default with respect to that series if the requirements for giving us default notice and for our default having to continue for a specific period of time were disregarded. We describe these matters below under “—Default, Remedies and Waiver of Default.”

If the conditions described above are satisfied with respect to the debt securities of any series, we will not need to obtain the approval of the holders of those debt securities in order to merge or consolidate or to sell our assets. Also, these conditions will apply only if we wish to merge or consolidate with another entity or sell all or substantially all of our assets to another entity. We will not need to satisfy these conditions if we enter into other types of transactions, including any transaction in which we acquire the stock or assets of another entity, any transaction that involves a change of control of Anadarko but in which we do not merge or consolidate and any transaction in which we sell less than substantially all our assets.

If we sell all or substantially all of our assets, we will be released from all our liabilities and obligations under the debt securities of any series and the indenture. Also, if we merge, consolidate or sell substantially all of our assets and the successor is a non-U.S. entity, neither we nor any successor would have any obligation to compensate you for any resulting adverse tax consequences relating to your debt securities, including the imposition of U.S. withholding taxes in relation to future interest payments. Our succession by a non-U.S. entity could also impede the effective exercise of remedies available to the trustee or holders of debt securities following an event of default with respect to such debt securities.

Defeasance

When we use the term defeasance, we mean discharge from some or all of our obligations under the indenture. If we deposit with the trustee funds or government securities, or if so provided in your prospectus supplement, obligations other than government securities, sufficient to make payments on any series of debt securities on the dates those payments are due and payable and other specified conditions are satisfied, then, at our option, either of the following will occur:

•	we will be discharged from our obligations with respect to the debt securities of such series (“legal defeasance”); or

•	the related events of default will no longer apply to us (“covenant defeasance”).

If we defease any series of debt securities, the holders of such securities will not be entitled to the benefits of the indenture, except for our obligations to register the transfer or exchange of such securities, replace stolen, lost or mutilated securities or maintain paying agencies and hold moneys for payment in trust. In case of covenant defeasance, our obligation to pay principal, premium and interest on the applicable series of debt securities will also survive.

We will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the applicable series of debt securities to recognize income, gain or loss for federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the United States Internal Revenue Service or a change in law to that effect.

In addition, we may discharge all our obligations under the indenture with respect to debt securities of any series, other than our obligation to register the transfer of and exchange debt securities of that series, provided that we either:

•	deliver all outstanding debt securities of that series to the trustee for cancellation; or

•	all such debt securities not so delivered for cancellation have either become due and payable or will become due and payable at their stated maturity within one year or are to be called for redemption within one year, and in the case of this bullet point, we have deposited with the trustee in trust an amount of cash sufficient to pay the entire indebtedness of such debt securities, including interest to the stated maturity or applicable redemption date.

Limitations on Liens

Neither we nor any domestic subsidiary of ours will issue, assume or guarantee any debt secured by a mortgage, lien, pledge or other encumbrance upon real or personal property of ours or of any of our domestic subsidiaries that is located in the continental U.S. without providing that the debt securities will be secured equally and ratably or prior to the debt so long as the debt is so secured. However, this provision shall not apply to the following:

•	Mortgages existing on the date of the indenture;

•	Mortgages existing at the time a corporation, limited liability company, limited partnership or other entity becomes a domestic subsidiary of ours or at the time it is merged into or consolidated with us or a domestic subsidiary of ours;

•	Mortgages in favor of Anadarko or any domestic subsidiary of ours;

•	Mortgages on property (a) existing at the time of the property’s acquisition, (b) to secure payment of all or part of the property’s purchase price, or (c) to secure debt incurred prior to, at the time of or within 180 days after the acquisition, the completion of construction or the commencement of full operation of the property or for the purpose of financing all or part of the property’s purchase price;

•	Mortgages in favor of the United States of America, any state, any other country or any political subdivision required by contract or statute;

•	Mortgages on property to secure all or part of the cost of construction, development or repair, alteration or improvement of the property not later than one year after the completion of or the placing into operation the property;

•	Mortgages on minerals or geothermal resources in place, or on related leasehold or other property interests, which are incurred to finance development, production or acquisition costs;

•	Mortgages on equipment used or usable for drilling, servicing or operation of oil, gas, coal or other mineral properties or of geothermal properties;

•	Mortgages required by any contract or statute in order to permit us or a subsidiary of ours to perform any contract or subcontract made with or at the request of the U S., any state or any department, agency or instrumentality of either; or

•	Any extension, renewal or replacement of any mortgage referred to in the preceding items or of any debt secured by those mortgages as long as the extension, renewal or replacement will be limited to substantially the same property (plus improvements) which secured the mortgage.

Notwithstanding anything mentioned above, we and any one or more of our domestic subsidiaries may issue, assume or guarantee debt secured by mortgages that would otherwise be subject to the foregoing restrictions in an aggregate principal amount which, together with the aggregate outstanding principal amount of all other debt of ours and our domestic subsidiaries that would otherwise be subject to the foregoing restrictions, does not at any one time exceed 15% of our Consolidated Net Tangible Assets, which is defined as the aggregate amount of assets of Anadarko and its domestic subsidiaries after deducting therefrom all current liabilities (other than current maturities of long term debt), goodwill, unamortized debt discount and expense and other like intangibles as calculated on our consolidated balance sheet as of a date within 150 days prior to the date of determination.

In addition, the preceding restrictions shall apply only to the following types of property:

•	minerals or geothermal resources in place, pipelines, distribution or gathering systems, storage facilities or processing plants located in the U.S. and owned by us or any domestic subsidiary, the gross book value of which exceeds 5% of our Consolidated Net Tangible Assets, other than any such property which, in the opinion of our board of directors, is not of material importance to our total business; and

•	equity interests in our domestic subsidiaries.

The following types of transactions shall not be deemed to create debt secured by mortgages: (1) the sale or other transfer of oil, gas or other minerals in place for a period of time until, or in an amount such that, the transferee will realize from the sale or transfer a specified amount (however determined) of money or such minerals, or the sale or other transfer of any other interest in property of the character commonly referred to as an oil payment or a production payment, and (2) the sale or other transfer by Anadarko or a domestic subsidiary of properties to a partnership, joint venture or other entity in which we or our domestic subsidiary would retain partial ownership of the properties.

Default, Remedies and Waiver of Default

You will have special rights if an event of default with respect to your series of debt securities occurs and is continuing, as described in this subsection.

Events of Default

Unless your prospectus supplement says otherwise, when we refer to an event of default with respect to any series of debt securities, we mean any of the following:

•	we do not pay the principal or any premium on any debt security of that series on the due date;

•	we do not pay interest on any debt security of that series within 60 days after the due date;

•	we do not deposit a sinking fund payment with regard to any debt security of that series within 60 days after the due date, but only if the payment is required under provisions described in the applicable prospectus supplement;

•	we default in the payment when due of other funded debt in an aggregate principal amount in excess of $100,000,000, causing such debt to become due before its stated maturity, and such default is not cured within 30 days after notice from the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of the series;

•	we remain in breach of our covenants regarding mergers or sales of substantially all of our assets, our covenant regarding liens, or any other covenant we make in the indenture for the benefit of the relevant series, for 90 days after we receive a notice of default stating that we are in breach and requiring us to remedy the breach. The notice must be sent by the trustee or the holders of at least 25% in principal amount of the relevant series of debt securities;

•	we file for bankruptcy or other events of bankruptcy, insolvency or reorganization relating to Anadarko occur. Those events must arise under U.S. federal or state law, unless we merge, consolidate or sell our assets as described above and the successor firm is a non-U.S. entity. If that happens, then those events must arise under U.S. federal or state law or the law of the jurisdiction in which the successor firm is legally organized; or

•	if the applicable prospectus supplement states that any additional event of default applies to the series, that event of default occurs.

Remedies if an Event of Default Occurs

If an event of default has occurred with respect to any series of debt securities and has not been cured or waived, the trustee or the holders of not less than 25% in principal amount of all debt securities of that series may declare the entire principal amount of the debt securities of that series to be due immediately. If the event of default occurs because of events in bankruptcy, insolvency or reorganization relating to Anadarko, the entire principal amount of the debt securities of that series will be automatically accelerated, without any action by the trustee or any holder.

Each of the situations described above is called an acceleration of the maturity of the affected series of debt securities. If the maturity of any series is accelerated and a judgment for payment has not yet been obtained, the holders of a majority in principal amount of the debt securities of that series may cancel the acceleration for the entire series.

Indentures governing our outstanding public debt contain so-called “cross-acceleration” events of default, and the absence of such an event of default in the indenture could disadvantage holders of the debt securities by preventing the trustee from pursuing remedies under the indenture at a time when our other creditors may be exercising remedies under these other indentures.

If an event of default occurs, the trustee will have special duties. In that situation, the trustee will be obligated to use those of its rights and powers under the indenture, and to use the same degree of care and skill in doing so, that a prudent person would use in that situation in conducting his or her own affairs.

Except as described in the prior paragraph, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. This is called an indemnity. If the trustee is provided with an indemnity reasonably satisfactory to it, the holders of a majority in principal amount of all debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee with respect to that series. These majority holders may also direct the trustee in performing any other action under the indenture with respect to the debt securities of that series.

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to any debt security, all of the following must occur:

•	the holder of your debt security must give the trustee written notice that an event of default has occurred with respect to the debt securities of your series, and the event of default must not have been cured or waived;

•	the holders of not less than 25% in principal amount of all debt securities of your series must make a written request that the trustee take action because of the default, and they or other holders must offer to the trustee indemnity reasonably satisfactory to the trustee against the cost and other liabilities of taking that action;

•	the trustee must not have taken action for 60 days after the above steps have been taken; and

•	during those 60 days, the holders of a majority in principal amount of the debt securities of your series must not have given the trustee directions that are inconsistent with the written request of the holders of not less than 25% in principal amount of the debt securities of your series.

You are entitled at any time, however, to bring a lawsuit for the payment of money due on your debt security on or after its due date.

Book-entry and other indirect owners should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of the maturity.

Waiver of Default

The holders of not less than a majority in principal amount of the debt securities of any series may waive a default for all debt securities of that series. If this happens, the default will be treated as if it has not occurred. No one can waive a payment default on your debt security, however, without the approval of the particular holder of that debt security.

Annual Information About Defaults to the Trustee

We will furnish to the trustee every year a written statement of two of our officers certifying that to their knowledge we are in compliance with the indenture and the debt securities, or else specifying any default under the indenture.

Modifications and Waivers

There are three types of changes we can make to the indenture and the debt securities.

First, there are changes that cannot be made without the approval of each holder of a debt security affected by the change, including, among others:

•	changing the stated maturity for any principal or interest payment on a debt security;

•	reducing the principal amount, the amount payable on acceleration of the maturity after a default, the interest rate or the redemption price for a debt security;

•	changing the currency of any payment on a debt security;

•	changing the place of payment on a debt security;

•	impair a holder’s right to sue for payment of any amount due on its debt security;

•	reducing the percentage in principal amount of the debt securities of any one or more affected series, taken separately or together, as applicable, the approval of whose holders is needed to change the indenture or those debt securities or waive our compliance with the indenture or to waive defaults; and

•	changing the provisions of the indenture dealing with modification and waiver in any other respect, except to increase any required percentage referred to above or to add to the provisions that cannot be changed or waived without approval of the holder of each affected debt security.

The second type of change does not require any approval by holders of the debt securities of an affected series. These changes are limited to clarifications and changes that would not adversely affect the debt securities of that series in any material respect. Nor do we need any approval to make changes that affect only debt securities to be issued after the changes take effect. We may also make changes or obtain waivers that do not adversely affect a particular debt security, even if they affect other debt securities. In those cases, we do not need to obtain the approval of the holder of the unaffected debt security; we need only obtain any required approvals from the holders of the affected debt securities.

Any other change to the indenture and the debt securities would require the following approval:

•	If the change affects only the debt securities of a particular series, it must be approved by the holders of a majority in principal amount of the debt securities of that series.

•	If the change affects the debt securities of more than one series of debt securities, it must be approved by the holders of a majority in principal amount of all series affected by the change, with the debt securities of all the affected series voting together as one class for this purpose (and of any affected series that by its terms is entitled to vote separately as a series, as described below).

•	If the terms of a series entitle the holders of debt securities of such series to vote as separate class on any change, it must be approved as required under those terms.

The same majority approval would be required for us to obtain a waiver of any of our covenants in the indenture. Our covenants include the promises we make about merging or selling substantially all of our assets, which we describe above under “—Mergers and Similar Transactions.” If the holders approve a waiver of a covenant, we will not have to comply with it. The holders, however, cannot approve a waiver of any provision in a particular debt security, or in the indenture as it affects that debt security, that we cannot change without the approval of the holder of that debt security as described above, unless that holder approves the waiver.

Only holders of outstanding debt securities of the applicable series will be eligible to take any action under the indenture, such as giving a notice of default, declaring an acceleration, approving any change or waiver or giving the trustee an instruction with respect to debt securities of that series. Also, we will count only outstanding debt securities in determining whether the various percentage requirements for taking action have been met. Any debt securities owned by us or any of our affiliates or surrendered for cancellation or for payment or redemption of which money has been set aside in trust are not deemed to be outstanding.

In some situations, we may follow special rules in calculating the principal amount of a debt security that is to be treated as outstanding for the purposes described above. This may happen, for example, if the principal amount is payable in a non-U.S. dollar currency, increases over time or is not to be fixed until maturity.

We will generally be entitled to set any day as a record date for the purpose of determining the holders that are entitled to take action under the indenture. In certain limited circumstances, only the trustee will be entitled to set a record date for action by holders. If we or the trustee sets a record date for an approval or other action to be taken by holders, that vote or action may be taken only by persons or entities who are holders on the record date and must be taken during the period that we specify for this purpose, or that the trustee specifies if it sets the record date. We or the trustee, as applicable, may shorten or lengthen this period from time to time. This period, however, may not extend beyond the 180th day after the record date for the action. In addition, record dates for any global debt security may be set in accordance with procedures established by the depositary from time to time. Accordingly, record dates for global debt securities may differ from those for other debt securities.

Form, Exchange and Transfer

If any debt securities cease to be issued in registered global form, they will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	unless we indicate otherwise in your prospectus supplement, in denominations of $1,000 and multiples of $1,000.

Holders may exchange their debt securities for debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. You may not exchange your debt securities for securities of a different series or having different terms, unless your prospectus supplement says you may.

Holders may exchange or transfer their debt securities at the office of the trustee. They may also replace lost, stolen, destroyed or mutilated debt securities at that office. We have appointed the trustee to act as our agent for registering debt securities in the names of holders and transferring and replacing debt securities. We may appoint another entity to perform these functions or perform them ourselves.

Holders will not be required to pay a service charge to transfer or exchange their debt securities, but they may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange, and any replacement, will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership. The transfer agent may require an indemnity before replacing any debt securities.

If we have designated additional transfer agents for your debt security, they will be named in your prospectus supplement. We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

If the debt securities of any series are redeemable and we redeem less than all those debt securities, we may block the transfer or exchange of those debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers of or exchange any debt security selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed.

If a debt security is issued as a global debt security, only DTC or other depositary will be entitled to transfer and exchange the debt security as described in this subsection, since the depositary will be the sole holder of the debt security.

The rules for exchange described above apply to exchange of debt securities for other debt securities of the same series and kind. If a debt security is convertible, exercisable or exchangeable into or for a different kind of security, such as one that we have not issued, or for other property, the rules governing that type of conversion, exercise or exchange will be described in the applicable prospectus supplement.

Payments

We will pay interest, principal and other amounts payable with respect to the debt securities of any series to the holders of record of those debt securities as of the record dates and otherwise in the manner specified below or in the prospectus supplement for that series.

We will make payments on a global debt security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will pay directly to the depositary, or its nominee, and not to any indirect owners who own beneficial interests in the global debt security. An indirect owner’s right to receive those payments will be governed by the rules and practices of the depositary and its participants.

We will make payments on a debt security in non-global, registered form as follows. We will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder at his or her address shown on the trustee’s records as of the close of business on the regular record date. We will make all other payments by check at the paying agent described below, against surrender of the debt security. All payments by check will be made in next-day funds—i.e., funds that become available on the day after the check is cashed.

Alternatively, if a non-global debt security has a face amount of at least $1,000,000 and the holder asks us to do so, we will pay any amount that becomes due on the debt security by wire transfer of immediately available funds to an account at a bank in New York City, on the due date. To request wire payment, the holder must give the paying agent appropriate wire transfer instructions at least five business days before the requested wire payment is due. In the case of any interest payment due on an interest payment date, the instructions must be given by the person or entity who is the holder on the relevant regular record date. In the case of any other payment, payment will be made only after the debt security is surrendered to the paying agent. Any wire instructions, once properly given, will remain in effect unless and until new instructions are given in the manner described above.

Book-entry and other indirect owners should consult their banks or brokers for information on how they will receive payments on their debt securities.

Paying Agents

We may appoint one or more financial institutions to act as our paying agents, at whose designated offices debt securities in non-global entry form may be surrendered for payment at their maturity. We call each of those offices a paying agent. We may add, replace or terminate paying agents from time to time. We may also choose to act as our own paying agent. We will specify in the prospectus supplement for your debt security the initial location of each paying agent for that debt security. We must notify the trustee of changes in the paying agents.

Notices

Notices to be given to holders of a global debt security will be given only to the depositary, in accordance with its applicable policies as in effect from time to time. Notices to be given to holders of debt securities not in global form will be sent by mail to the respective addresses of the holders as they appear in the trustee’s records, and will be deemed given when mailed. Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

Book-entry and other indirect owners should consult their banks or brokers for information on how they will receive notices.

Our Relationship with the Trustee

The prospectus supplement for your debt security will describe any material relationships we may have with the trustee.

DESCRIPTION OF CAPITAL STOCK

As of the date of this prospectus, we are authorized to issue up to 1,000,000,000 shares of common stock, par value $0.10 per share, and 2,000,000 shares of preferred stock, par value $1.00 per share.

The following summary is not complete and is not intended to give full effect to provisions of statutory or common law. You should refer to the applicable provisions of the following documents:

•	our restated certificate of incorporation, which is incorporated by reference to Exhibit 3.3 to our Form 8-K filed May 22, 2009;

•	our by-laws, as amended and restated as of May 15, 2012, which are incorporated by reference to Exhibit 3.1 to our Form 8-K filed May 15, 2012; and

•	the description of our common stock set forth in the registration statement on Form 8-A filed with the SEC on September 4, 1986.

Common Stock

Dividends. The holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors, out of funds legally available for their payment subject to the rights of holders of preferred stock.

Voting Rights. The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, and do not have cumulative voting rights except in limited circumstances as described below under “—Anti-Takeover Provisions of Anadarko’s Charter and By-Laws—Cumulative Voting.”

Rights Upon Liquidation. In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of our common stock will be entitled to share equally in any of our assets available for distribution after the payment in full of all debts and distributions and after the holders of all series of outstanding preferred stock have received their liquidation preferences in full.

Listing. Our common stock is listed on the New York Stock Exchange under the symbol “APC.”

Transfer Agent and Registrar. The transfer agent and registrar for our common stock is Computershare, P.O. Box 43006, Providence, Rhode Island 02940-3006. Its phone number is (888) 470-5786.

Miscellaneous. The outstanding shares of our common stock are fully paid and nonassessable. The holders of our common stock are not entitled to preemptive or redemption rights. Shares of our common stock are not convertible into shares of any other class of capital stock.

Preferred Stock

Our restated certificate of incorporation authorizes our board of directors, without further stockholder action, to provide for the issuance of preferred stock in one or more series, and to fix the designations, terms, and relative rights and preferences, including the dividend rate, voting rights, conversion rights, redemption and sinking fund provisions and liquidation values of each of these series. We may amend from time to time our restated certificate of incorporation to increase the number of authorized shares of preferred stock. Any amendment like this would require the approval of the holders of a majority of the outstanding shares. As of the date of this prospectus, no shares of preferred stock have been reserved for issuance.

The following describes the general terms and provisions of the preferred stock that we may offer by this prospectus. The applicable prospectus supplement will describe the specific terms of the series of the preferred stock then offered, and the terms and provisions described in this section will apply only to the extent not superseded by the terms of the applicable prospectus supplement.

This section is only a summary of the preferred stock that we may offer. We urge you to read carefully our restated certificate of incorporation and the certificate of designation we will file in relation to an issuance of any particular series of preferred stock. Additionally, any applicable prospectus supplement will describe:

•	the distinctive serial designation and the number of shares;

•	the dividend rate or rates, whether dividends shall be cumulative and, if so, from what date, the payment date or dates for dividends, and any participating or other special rights with respect to dividends;

•	any voting powers of the shares;

•	whether the shares will be redeemable and, if so, the price or prices at which, and the terms and conditions on which, the shares may be redeemed;

•	the amount or amounts payable upon the shares in the event of voluntary or involuntary liquidation, dissolution or winding up of us prior to any payment or distribution of our assets to any class or classes of our stock ranking junior to the preferred stock;

•	whether the shares will be entitled to the benefit of a sinking or retirement fund and, if so entitled, the amount of the fund and the manner of its application, including the price or prices at which the shares may be redeemed or purchased through the application of the fund;

•	whether the shares will be convertible into, or exchangeable for, shares of any other class or of any other exchangeable, the conversion price or prices, or the rates of exchange, and any adjustments to the conversion price or rates of exchange at which the conversion or exchange may be made, and any other terms and conditions of the conversion or exchange; and

•	any other preferences, privileges and powers, and relative, participating, optional, or other special rights, and qualifications, limitations or restrictions, as our board of directors may deem advisable and as shall not be inconsistent with the provisions of our restated certificate of incorporation.

The preferred stock, when issued, will be fully paid and non-assessable. Unless the applicable prospectus supplement provides otherwise, the preferred stock will have no preemptive rights to subscribe for any additional securities which may be issued by us in the future. The transfer agent and registrar for the preferred stock will be specified in the applicable prospectus supplement.

Anti-Takeover Provisions of Anadarko’s Charter and By-Laws

Our restated certificate of incorporation and by-laws contain certain provisions that could discourage potential takeover attempts and make it more difficult for our stockholders to change management or receive a premium for their shares.

Stockholder Action by Written Consent; Special Meetings of Stockholders. Our restated certificate of incorporation provides that any action required or permitted to be taken by our stockholders may only be effected at a duly called annual or special meeting of the stockholders, and may not be taken by written consent of the stockholders. Under our by-laws, special meetings of stockholders may only be called by a majority of our board, our chairman of the board, our chief executive officer or our president.

Advance Notice Procedures for Director Nominations and Stockholder Proposals. Our by-laws provide the manner in which stockholders may give notice of director nominations and other business to be brought before an annual meeting. In general, to nominate a director or bring a matter before an annual meeting, a stockholder must give written notice to Anadarko’s Secretary not less than 90 days and not more than 120 days prior to the first anniversary date of the immediately preceding annual meeting. If the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary date of the preceding annual meeting, the stockholder notice must be received not earlier than the 120th day prior to the annual meeting and not later than the close of business on the later of (i) the 90th day prior to the annual meeting or (ii) if the first public announcement of the date of the annual meeting is less than 100 days prior to the date of the annual meeting, the 10th day following the day on which Anadarko publicly announces the date of the annual meeting. The stockholder notice must also include specific information regarding the stockholder and the director nominee or business to be brought before the annual meeting, as described in our by-laws. The advance notice procedures for director nominations and stockholder proposals set forth in our by-laws are in addition to those set forth in the regulations adopted by the SEC under the Securities Exchange Act of 1934, as amended.

Director Removal. Our directors may be removed with or without cause, in each case with the approval of the holders of a majority of the shares then entitled to vote at an election of directors. Vacancies resulting from any increase in the number of directors or from death, resignation, disqualification, removal or other cause may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.

Fair Price Provision. Our restated certificate of incorporation requires that business combinations, which term is defined to include certain mergers, asset sales, security issuances, recapitalizations and liquidations, with an interested person or affiliate or associate of an interested person be approved by the affirmative vote of not less than 80% of our voting stock. For purposes of our restated certificate of incorporation, an interested person is any person who beneficially owns 5% or more of the outstanding shares of our voting stock or who, at any time within the two-year period immediately prior to the date in question, beneficially owned 5% or more of the then-outstanding shares of our voting stock. The supermajority voting requirement for business combinations does not apply if: (i) a majority of the directors who are unaffiliated with the interested stockholder and who were in office before the interested stockholder became an interested stockholder approve the transaction or (ii) specified fair price, form of consideration and other conditions are met.

Cumulative Voting. Directors will be elected by cumulative voting in any election on or after the date on which any 30% stockholder becomes a 30% stockholder, and until the time as no 30% stockholder exists. A 30% stockholder is defined in our restated certificate of incorporation as any person who beneficially owns 30% or more of the outstanding shares of our voting stock or who, at any time within the two-year period immediately prior to the date in question, beneficially owned 30% or more of the then-outstanding shares of our voting stock.

Amendment of Charter. Amendments to our restated certificate of incorporation generally must be approved by our board and by a majority of our outstanding stock entitled to vote on the amendment, and, if applicable, by a majority of the outstanding stock of each class entitled to vote on the amendment as a class. However, the affirmative vote of not less than 80% of the votes entitled to be cast by the holders of the then-outstanding shares of voting stock is required to amend or repeal provisions of our restated certificate of incorporation relating to, among other things, (i) the limitation or elimination of directors’ liability to us and our stockholders, (ii) business combinations with interested stockholders as described above, (iii) prohibition of stockholder action by written consent and special meetings of stockholders and (iv) the supermajority voting requirement to amend certain provisions of our restated certificate of incorporation.

Preferred Stock Issuances. In the event of a proposed merger or tender offer, proxy contest or other attempt to gain control of us which is not approved by our board of directors, it would be possible for our board of directors to authorize the issuance of one or more series of preferred stock with voting rights or other rights and preferences which would impede the success of the proposed merger, tender offer, proxy contest or other attempt to gain control of us. This authority may be limited by applicable law, our restated certificate of incorporation and the applicable rules of the stock exchanges upon which our common stock is listed. The consent of the holders of our common stock would not be required for any issuance of preferred stock in these situations.

Delaware Anti-Takeover Law

We are subject to Section 203 of the General Corporation Law of the State of Delaware, or the “DGCL,” an anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a business combination with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder. A “business combination” includes a merger, sale of 10% or more of a corporation’s assets and certain other transactions resulting in a financial benefit to the interested stockholder. For purposes of Section 203, an “interested stockholder” is defined to include any person that is:

•	the owner of 15% or more of the outstanding voting stock of the corporation;

•	an affiliate or associate of the corporation and was the owner of 15% or more of the corporation’s voting stock outstanding at any time within three years immediately before the relevant date; and

•	an affiliate or associate of the persons described in the foregoing bullet points.

However, the above provisions of Section 203 do not apply if:

•	the corporation’s board approves the transaction that resulted in the stockholder becoming an interested stockholder before the date of that transaction;

•	after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of the corporation’s voting stock outstanding at the time the transaction commenced, excluding shares owned by the corporation’s officers and directors; or

•	on or subsequent to the date of the transaction, the business combination is approved by the corporation’s board and authorized at a meeting of the corporation’s stockholders by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Stockholders may, by adopting an amendment to the corporation’s certificate of incorporation or by-laws, elect for the corporation not to be governed by Section 203, which amendment will generally be effective 12 months after adoption. Neither our restated certificate of incorporation nor our by-laws exempts us from the restrictions imposed under Section 203. It is anticipated that the provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our board.

Limitation of Liability; Indemnification

Our restated certificate of incorporation contains certain provisions permitted under the DGCL relating to the liability of directors. These provisions eliminate a director’s personal liability for monetary damages resulting from a breach of fiduciary duty, except that a director will be personally liable for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	unlawful stock repurchases or dividends under Section 174 of the DGCL; and

•	any transaction from which the director derives an improper personal benefit.

These provisions do not limit or eliminate our rights or those of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s fiduciary duty. These provisions will not alter a director’s liability under federal securities laws.

Our by-laws also provide that we must indemnify our directors and officers to the fullest extent permitted by Delaware law and that we must advance expenses, as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by Delaware law, subject to very limited exceptions.

DESCRIPTION OF DEPOSITARY SHARES

We may offer fractional shares of preferred stock, rather than full shares of preferred stock. If we decide to offer fractional shares of preferred stock, we will issue receipts for depositary shares. Each depositary share will represent a fraction of a share of a particular series of preferred stock. An accompanying prospectus supplement will indicate that fraction. The shares of preferred stock represented by depositary shares will be deposited under a depositary agreement between us and a depositary that is a bank or trust company that meets certain requirements and is selected by us. Each owner of a depositary share will be entitled to all of the rights and preferences of the preferred stock represented by the depositary share. The depositary shares will be evidenced by depositary receipts issued pursuant to the depositary agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the offering.

We have summarized selected provisions of the depositary agreement and the depositary receipts. The form of the depositary agreement and the depositary receipts relating to any particular issue of depositary shares will be filed with the SEC in connection with any offering of depositary shares, and you should read those documents for the full legal text of the matters described in this section and in the prospectus supplement relating to the issue and for provisions that may be important to you. See “Where You Can Find More Information” above for information on how to obtain copies of these documents.

The particular terms of any issue of depositary shares will be described in the prospectus supplement relating to the issue. Those terms may vary from the terms described in this section. As you read this section, please remember that the specific terms of your depositary shares as described in your prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this section. If there are any differences between your prospectus supplement and this prospectus, your prospectus supplement will control. Thus, the statements we make in this section may not apply to your depositary shares.

Dividends and Other Distributions

If we pay a cash distribution or dividend on a series of preferred stock represented by depositary shares, the depositary will distribute such dividends to the record holders of such depositary shares. If the distributions are in property other than cash, the depositary will distribute the property to the record holders of the depositary shares. If, however, the depositary determines that it is not feasible to make the distribution of property, the depositary may, with our approval, sell such property and distribute the net proceeds from such sale to the holders of the preferred stock.

Redemption of Depositary Shares

If we redeem a series of preferred stock represented by depositary shares, the depositary will redeem the depositary shares from the proceeds received by the depositary in connection with the redemption. The redemption price per depositary share will equal the applicable fraction of the redemption price per share of the preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as the depositary may determine.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock represented by depositary shares are entitled to vote, the depositary will mail the notice to the record holders of the depositary shares relating to such preferred stock. Each record holder of these depositary shares on the record date, which will be the same date as the record date for the preferred stock, may instruct the depositary as to how to vote the preferred stock represented by such holder’s depositary shares. The depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with such instructions, and we will take all action that the depositary deems necessary in order to enable the depositary to do so. The depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred stock.

Amendment and Termination of the Depositary Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the depositary agreement may be amended by agreement between the depositary and us. Any amendment that materially and adversely alters the rights of the holders of depositary shares will not, however, be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The depositary agreement may be terminated by the depositary or us only if (a) all outstanding depositary shares have been redeemed or (b) there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution or winding up of our company and such distribution has been distributed to the holders of depositary receipts.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other taxes (including transfer taxes) and governmental charges and any other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the depositary agreement to be at the expense of those holders.

Withdrawal of Preferred Stock

Upon surrender of depositary receipts at the principal office of the depositary, subject to the terms of the depositary agreement, the owner of the depositary shares may demand delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by those depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to such holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of preferred stock thus withdrawn may not thereafter deposit those shares under the depositary agreement or receive depositary receipts evidencing depositary shares therefor.

Miscellaneous

The depositary will forward to holders of depositary receipts all reports and communications from us that are delivered to the depositary and that we are required to furnish to the holders of the preferred stock.

Neither we nor the depositary will be liable if we are prevented or delayed by law or any circumstance beyond our control in performing our obligations under the depositary agreement. The obligations of the depositary and us under the depositary agreement will be limited to performance in good faith of our duties thereunder, and we will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering notice to us of its election to do so, and we may at any time remove the depositary. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. Such successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and meeting certain combined capital surplus requirements.

PLAN OF DISTRIBUTION

We may sell the securities in and outside the United States (1) through underwriters or dealers, (2) directly to purchasers, (3) through agents or (4) a combination of any of these methods. The prospectus supplement will set forth the following information:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price of the securities from us;

•	the net proceeds we will receive from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	the initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

Sale Through Underwriters or Dealers

If we use underwriters in the sale of the securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the securities if they purchase any of them. The underwriters may sell securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. The underwriters may change from time to time the public offering price and any discounts, concessions or commissions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, these activities may be discontinued at any time.

If we use dealers in the sale of securities, we may sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The dealers participating in any sale of the securities may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of these securities. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

We may sell the securities directly. In that event, no underwriters or agents would be involved. We may also sell the securities through agents we designate from time to time. In addition, we may offer securities through at-the-market transactions. In the prospectus supplement, we will name any agent involved in the offer or sale of the securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from selected types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

We may have agreements with firms, agents, dealers and underwriters to indemnify them against civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments that the firms, agents, dealers or underwriters may be required to make. Such firms, agents, dealers and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

Each series of securities will be a new issue, and other than our common stock, which is listed on the New York Stock Exchange, will have no established trading market. We may elect to list any series of securities on an exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a series of securities. However, they will not be obligated to do so and may discontinue market making at any time without notice. We cannot assure you that a liquid trading market for any of our securities will develop.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered under this prospectus will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas. Additional legal matters may be passed on for us, or any underwriters, dealers or agents, by counsel we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Anadarko Petroleum Corporation and subsidiaries as of December 31, 2012 and 2011, and for each of the years in the three-year period ended December 31, 2012, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2012, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Certain information with respect to the oil and gas reserves associated with Anadarko’s oil and gas properties is confirmed in the procedures and methods review letter of Miller and Lents, Ltd., an independent petroleum consulting firm, and has been incorporated by reference into this document, upon the authority of said firm as experts with respect to the matters covered by such procedures and methods review letter and in giving such procedures and methods review letter.

    % Senior Notes due 2024

    % Senior Notes due 2044

PROSPECTUS SUPPLEMENT

                    , 2014

Joint Book-Running Managers

Barclays	BofA Merrill Lynch	Deutsche Bank Securities